   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1999
                                                     REGISTRATION NO. 333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          OMNIS TECHNOLOGY CORPORATION
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                            7372                           94-3046892
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)                   NO.)

                         981 INDUSTRIAL BLVD., BLDG. B
                       SAN CARLOS, CALIFORNIA 94070-4117
                                 (650) 632-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
          PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

                                 GWYNETH GIBBS
                          OMNIS TECHNOLOGY CORPORATION
                         981 INDUSTRIAL BLVD., BLDG. B
                       SAN CARLOS, CALIFORNIA 94070-4117
                                 (650) 632-7100
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:
                            STAFFORD MATTHEWS, ESQ.
                         LANDELS, RIPLEY & DIAMOND LLP
                         350 THE EMBARCADERO, SUITE 600
                      SAN FRANCISCO, CALIFORNIA 94105-1250
                                 (415) 512-8700

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  At such time after the effective date of this registration statement as the selling security holders shall determine.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                         AGGREGATE OFFERING                    AMOUNT OF
SECURITIES TO BE REGISTERED                                           PRICE                     REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value..........................            $28,749,007                        $8,710

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of bid and asked prices of the small business issuer's Common Stock in the over the counter market on September 13, 1999.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

PROSPECTUS

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 21, 1999

                          OMNIS TECHNOLOGY CORPORATION
                        4,070,944 SHARES OF COMMON STOCK
                                $7.062 PER SHARE

     Omnis Technology Corporation ("we" or the "Company") develops and markets software application development tools and related technical services through its domestic and international operating subsidiaries. Astoria Capital Partners, L.P. ("Astoria"), a significant shareholder of the Company, is offering for sale 3,543,344 shares of the Company's common stock, $0.10 par value ("Common Stock"). The Company is also offering 500,100 shares of Common Stock that will be reserved for issuance upon conversion of shares of Series A Convertible Preferred Stock, $1.00 par value, currently held by Astoria (together with the shares of Common Stock offered by Astoria, the "Shares"). We will not offer these Shares to any party other than Astoria, or a transferee of the Series A Convertible Preferred Stock. The Shares may be sold from time to time by Astoria, or its transferees (also referred to as the "Selling Shareholders"). See "PLAN OF DISTRIBUTION" at Page 12.

     We will not receive any proceeds from the sale of the Shares by the selling shareholders or from the issuance of Shares upon conversion of shares of Series A Convertible Preferred Stock. By agreement with Astoria, we will pay all of the expenses incident to the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act") (other than underwriter's commissions and discounts, if any, which will be paid by the selling shareholder).

                                           PRICE TO PUBLIC    PROCEEDS TO SELLING SHAREHOLDERS(1)(2)
                                           ---------------    --------------------------------------
Per Share................................    $     7.062                   $     7.062
          Total..........................    $28,749,007                   $28,749,007

-------------------------
(1) Before deducting certain expenses payable by the Company. Selling shareholders have the right to use registered securities dealers as selling agents and to pay them a fee in connection with the sale of Shares.

(2) Assuming all Shares are sold by the selling shareholders, including the Shares offered by the Company and reserved for issuance to holders of the Series A Convertible Preferred Stock upon conversion of such securities.

        Our Common Stock currently trades on the OTC Bulletin Board under the Trading Symbol "OMNS". On September 17, 1999, the Closing Bid Price for our
                            Common Stock was $7.125.

                This Investment Involves A High Degree of Risk.
       You Should Purchase Shares Only If You Can Afford A Complete Loss.
                    See "RISK FACTORS" Beginning On Page 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               September 21, 1999

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO FULLY UNDERSTAND THE COMPANY AND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS. MOST IMPORTANTLY, YOU SHOULD READ THE "RISK FACTORS" BEGINNING ON PAGE 4.

                                  THE COMPANY

     The Company, through our domestic and international subsidiaries, develops and markets software application development tools and related technical services. Our main products are the OMNIS 7(3TM) client/server application development software group of products, and the more advanced OMNIS Studio rapid application development (RAD) tools. At August 31, 1999, the Company had 37 employees, including 14 in product development, 9 in sales and marketing, 7 in customer support and consulting, and 7 in finance and administration. Of these 37 employees, 31 employees are based in Europe, and 6 are located in the United States.

     OMNIS Studio(R) is our premium product line and was one of the first commercially available application development tools that integrated ActiveX and Java Beans components. OMNIS Studio enables the independent or team-based developer to develop and deploy business applications for companies that access all leading server databases, including Oracle(R), Sybase(R), DB2(R), and Informix(R), as well as all ODBC-compliant databases, such as MS SQL Server(TM). OMNIS 7(3TM) has been our main product line for a number of years and continues to be an important source of revenue. OMNIS 7(3TM) is a cross-platform application development tool for the development of form-based client/server applications. The OMNIS Studio Web Client(TM) was announced in late 1998 and released in April 1999. Using the Web Client(TM), OMNIS applications can be viewed on the Internet using a standard web browser, such as newer versions of Microsoft Internet Explorer or Netscape Navigator.

     In addition to these products, we provide technical support and training to assist our users in planning, analyzing, deploying and maintaining application software based on our proprietary technology. We are in the process of reducing the technical service component of our business and are concentrating our efforts on the development and marketing of software products.

     The Companies principal offices are located at 981 Industrial Blvd., Bldg. B, San Carlos, California 94070-4117, telephone number (650) 632-7100.

                         CUSTOMERS, SALES AND LICENSING

     We license our products to independent developers, value added resellers
(VARs), system integrators, and the internal development staffs of enterprises that develop and deploy custom computer applications for a wide range of uses including financial management, decision support, executive information, sales and marketing, and multi-media authoring systems. We sell our products in North America primarily through account representatives and we have non-exclusive distributor relationships in a number of countries as well as an exclusive distribution relationship in France. We have customers in a wide range of industries, including financial services, pharmaceuticals, manufacturing, telecommunications, aerospace, defense and education. We plan to expand sales growth by making additional sales to our current customer base and increasing the number of new customers.

                                  COMPETITION

     The Company currently encounters direct and indirect competition from several companies, including Sybase Corporation, Forte Software Inc., Magic Software Enterprises and Centura Software Corporation (formerly Gupta Corporation). As the market evolves, we anticipate that competition is likely to increase from both existing and future market participants. We believe that the broad functionality of our products, including cross platform capabilities and important features for group development, application deployment and maintenance has enabled us to compete effectively to date, particularly for professional development environments in major enterprises. However, because of the rapid pace of technological change in the computer software industry, factors such as the product knowledge, ability, and experience of our personnel, brand name recognition, customer support, and ongoing product maintenance and enhancement may be more significant in maintaining our competitive advantage. We believe that our ability to compete depends on factors both within and outside our control, including the timing and success of new products developed by the Company and our competitors, product performance and price, distribution, and customer support.

                              RECENT DEVELOPMENTS

     The Company has operated at a loss for several fiscal years. Fiscal 1999 was a year of change and consolidation for the Company. Losses incurred in fiscal year 1998 dictated a rigorous cost cutting policy in fiscal 1999. Our new management team has taken following steps to improve our cash flow:

     - more aggressive marketing of our products;

     - more focused research and development expenditures on products that have a shorter return or "payback" period;

     - improvement of operational efficiencies; and

     - significant reduction of operating expenses.

     In addition, we have (1) made substantial changes in the ownership and management of the Company; (2) raised $1.2 million to settle all past due claims of creditors and provide working capital; and (3) issued common and preferred stock in exchange for debt and accrued interest of $1.1 million. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at Page 33.

     With these improvements we reduced cash used in operating activities from $6,180,000 in fiscal 1998 to $2,514,000 in fiscal 1999. At June 30, 1999, we had shareholders' equity of $1,306,000 and working capital of $477,000, both improvements over shareholders' equity and working capital of $1,262,000 and $390,000, respectively, at March 31, 1999. The Company also returned to profitability in the third and fourth quarters of fiscal 1999 and in the first quarter of fiscal 2000. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" at Page 26.

                                  THE OFFERING

     Shares of the Company's Common Stock are being offered with this Prospectus by Astoria and by the Company. The Shares that we are offering will be reserved for issuance upon conversion of 300,000 shares of Series A Convertible Preferred Stock held by Astoria. See "SELLING SECURITY HOLDERS" at Page 11. We will not sell or issue the Shares offered hereby to any other party.

COMMON STOCK OFFERED HEREBY BY
  ASTORIA.....................   3,543,444 shares of Common Stock

COMMON STOCK OFFERED HEREBY
THE COMPANY...................   500,100 shares of Common Stock

OFFERING PRICE................   $7.062 per share of Common Stock

USE OF PROCEEDS...............   We will not receive any proceeds from the sale
                                 of the Shares by Astoria or its transferees. In addition, we will not receive any fee or other payment in connection with the issuance of the shares to Astoria, or its transferees, upon conversion of the Series A Convertible
                                 Preferred Stock. By agreement with Astoria, we will pay all of the expenses of registration of the Shares under the Securities Act (other than underwriter's commissions and discounts, if any, which will be paid by Astoria).

RISK FACTORS..................   The purchase of Shares offered hereby involves
                                 a high degree of risk. See "RISK FACTORS" beginning on Page 4.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following financial information reflects the operations of the Company for the fiscal years ended March 31, 1998 and 1999 and for the three month periods ended June 30, 1998 and 1999 (unaudited). This summary financial information has been derived from the consolidated financial statements of the Company and its subsidiaries that appear later in this Prospectus. This data should be read in conjunction with those consolidated financial statements and related notes.

                                                                         THREE MONTHS ENDED
                                              YEAR ENDED MARCH 31,            JUNE 30,
                                             -----------------------   -----------------------
                                                1998         1999         1998         1999
                                             ----------   ----------   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net Revenues...............................  $    7,983   $    5,859   $    1,374   $    1,371
Total Operating Expenses...................      16,264        6,397        2,339        1,253
Operating Income (Loss)....................      (8,281)        (538)        (965)         118
Net Income (Loss)..........................      (8,352)        (887)      (1,081)         111
Basic and Diluted Net Income (Loss) per
  share....................................       (4.07)       (0.41)       (0.51)        0.01
Weighted Average Common Shares
  Outstanding..............................   2,052,285    2,148,499    2,125,827    9,679,829

                                                              AS OF MARCH 31,   AS OF JUNE 30,
                                                                   1999              1999
                                                              ---------------   --------------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................      $  271            $  432
Working Capital.............................................         390               477
Total Assets................................................       2,557             2,410
Long Term Debt..............................................          28                16
Total Liabilities...........................................       1,295             1,104
Total Stockholders' Equity..................................      $1,262            $1,306

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the securities offered by any selling shareholder. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

QUARTERLY FLUCTUATIONS

OUR OPERATING RESULTS FLUCTUATE QUARTER TO QUARTER DUE TO A NUMBER OF FACTORS.

     We have experienced significant quarterly fluctuations in operating results and anticipate such fluctuations to continue in the future. We generally ship orders as they are received and, as a result, typically have little or no backlog. Quarterly revenues and operating results, therefore, depend on the volume and timing of orders received during the quarter, which are difficult to forecast. We have typically sold to large corporate enterprises, significant customers, and distributors that often purchase in significant quantities, and therefore, the timing of the receipt of such orders could cause significant fluctuations in operating results. Historically, we have often recognized a substantial portion of our license revenues in the last month of the quarter. Service revenues tend to fluctuate as technical service projects, which may continue over several quarters, are undertaken or completed, although we are in the process of reducing this area of business.

     Our operating results may also fluctuate due to factors such as

     - the demand for our products,

     - the size and timing of customer orders,

     - changes in the proportion of revenues attributable to licenses and service fees,

     - commencement or conclusion of significant technical service projects,

     - changes in pricing policies by the Company or our competitors,

     - the number, timing, and significance of product enhancements and new product announcements by the Company and our competitors,

     - our ability to develop, introduce, and market new and enhanced versions of our products on a timely basis,

     - changes in the level of operating expenses,

     - changes in our sales incentive plans,

     - budgeting cycles of our customers,

     - customer order deferrals in anticipation of enhancements or new products offered by the Company or our competitors,

     - nonrenewal of maintenance agreements,

     - product life cycles,

     - software bugs and other product quality problems,

     - personnel changes, including our ability to hire and retain key employees,

     - changes in our strategy,

     - the level of international expansion,

     - seasonal trends and general domestic and international economic and political conditions, and

     - our liquidity and the availability of funds, among others.

     The development and introduction of new or enhanced products also requires that we manage the transition from older, displaced products. The transitional process must be managed effectively in order to (1) minimize disruptions in customer ordering patterns, (2) avoid excessive levels of older product inventory and (3) ensure that adequate supplies of new products can be delivered to meet customer demand. Because we are continuously engaged in this product development and transition process, our operating results may be subject to considerable fluctuations, particularly when measured on a quarterly basis.

     For the reasons described above, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance. In addition, revenues in quarters after a new product release may be significantly affected by the amount of product upgrade revenue, which tends to increase soon after the release of a new product and then decline rapidly.

EXPENSE LEVELS

OUR QUARTERLY EXPENSES TEND TO BE FIXED WHILE OUR REVENUES FLUCTUATE. THEREFORE, NET INCOME DURING ANY PARTICULAR QUARTER MAY DIFFER FROM EXPECTATIONS.

     Our expense levels are based, in significant part, on our expectations as to future revenues and are, therefore, relatively fixed in the short term. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of our expenses vary with our revenues. We cannot assure that we will be able to achieve profitability on a quarterly or annual basis in the future. Due to all the foregoing factors, it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In such event the price of our Common Stock would likely decline.

FUTURE OPERATING RESULTS

OUR ABILITY TO CONTINUE TO GENERATE REVENUES DEPENDS ON OUR ABILITY TO DEVELOP SUCCESSFUL NEW PRODUCTS IN A HIGHLY COMPETITIVE INDUSTRY.

     Our future operating results will depend, to a considerable extent, on our ability to rapidly and continuously develop new and upgraded products that offer our customers enhanced performance at competitive prices. Inherent in this process are a number of risks. The development of new, enhanced software products is a complex and uncertain process that requires high levels of innovation from our designers and accurate anticipation of customer and technical trends by our marketing staff. Once a product is developed, we must rapidly bring it into production, a process that requires long lead times on some product components and accurate forecasting of production volumes, among other matters, in order to achieve acceptable product costs.

     We participate in a dynamic high technology industry and we believe that changes in any of the following areas could have a material adverse effect on our future financial position or results of operations:

     - advances and trends in new technologies,

     - competitive pressures in the form of new products or price reductions on current products,

     - the volume, mix, and timing of orders,

     - changes in product mix,

     - changes in overall demand for our products and services,

     - changes in certain strategic partnerships or customer relationships,

     - litigation or claims against the Company based on intellectual property, regulatory or other factors,

     - risks associated with changes in domestic or international economic and/or political conditions or regulations either in the industries the Company serves or generally,

     - availability of necessary components, and

     - our ability to attract and retain employees necessary to support growth.

NEED FOR LIQUIDITY; PRIOR LOSSES

WE HAVE OPERATED AT A LOSS FOR SEVERAL YEARS.

     We expect to devote substantially all of our revenues to finance continuing operations for the foreseeable future. We cannot assure that we will generate revenues in the future sufficient to sustain operations or growth of our business when and as required, or that other sources of capital or revenues will be available to us for these purposes. Although we were profitable in the third and fourth quarters of fiscal year 1999 and in the first quarter of fiscal year 2000, we have operated at a loss for the last several fiscal years. We cannot assure that we will achieve or sustain profitability in future periods.

     We do not have an established line of credit with a commercial bank. Such a credit facility may be difficult to obtain with our historical operating results. Accordingly, in order to obtain additional funds in the future, we may need to seek additional equity capital that would be dilutive to our shareholders at that time. We are not currently attempting to raise additional capital, but such activity may be required to continue operations. We cannot assure that we will be able to raise additional capital on commercially reasonable terms should we need additional funds in the future.

KEY PERSONNEL AND MANAGEMENT

OUR SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN KEY EMPLOYEES AND MANAGEMENT.

     The success of the Company depends to a significant extent upon a number of key management and technical personnel. If we lose one or more of them our business could be adversely affected. In addition, we believe that our future success will depend to a significant extent on our ability to recruit, hire and retain highly skilled management and employees for product development, sales, marketing, and customer service. Competition for such personnel in the software industry is intense, and we cannot assure that we will be successful in attracting and retaining such personnel.

     Considerable time and skill will be required to manage any future growth of the Company. We cannot assure that we will be successful in managing any future growth. Failure to manage such growth may have a material adverse effect on our business, operating results or financial condition.

DEPENDENCE ON PRINCIPAL PRODUCTS

OUR SUCCESS ALSO DEPENDS ON A FEW PRINCIPAL PRODUCTS.

     Any factor adversely affecting sales of our principal products, including OMNIS Studio(R) and OMNIS Studio Web Client(TM), would have a material adverse effect on the Company. The future financial performance of the Company will depend in significant part upon the successful development, introduction and customer acceptance of new or enhanced versions of our principal products and other products. We cannot assure that we will be successful in marketing our principal products or any new or enhanced products we may develop in the future. In addition, competitive pressures or other factors may result in price erosion that could have a material adverse effect on our results of operation.

INTELLECTUAL PROPERTY PROTECTION

OUR PRINCIPAL PRODUCTS INCLUDE PROPRIETARY TECHNOLOGY. WE MUST BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

     The OMNIS products include technologies developed by the Company. We rely primarily on a combination of trade secret, copyright and trademark laws and contractual provisions to protect our proprietary rights in such technologies. We cannot assure that such laws and contractual provisions will adequately protect our intellectual properties and other proprietary rights. We are in the process of preparing appropriate patent applications for certain of our Studio Web Client(TM) and other technologies. At this time we have not filed any final patent applications and have not been granted any patents on any of our proprietary technologies. We cannot assure that any such patents will be granted. Patent protection may become important in the protection of the commercial viability of our innovative products and the failure to obtain such patent protection could have a materially adverse effect on the commercial viability of such products. Our success, therefore, may in part depend on our ability to obtain strong patent protection or licenses to strong patents in the future. It is not possible to anticipate the breadth or degree of protection that patents would afford any of our products or the underlying technologies. We also cannot assure that any patents issued or licensed to the Company will not be successfully challenged in the future or that any of our products will not infringe the patents of third parties. See "BUSINESS -- 'INTELLECTUAL PROPERTIES AND OTHER PROPRIETARY RIGHTS' " at Page 23.

INTERNATIONAL OPERATIONS

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS, AND THERE ARE RISKS SPECIFIC TO THAT BUSINESS.

     We operate on a global basis with offices or distributors in Europe and Asia as well as in North America. International operations are subject to inherent risks, including the following:

     - costs and difficulties in staffing and managing foreign operations,

     - difficulties in obtaining and managing local distributors,

     - the costs and difficulties in localizing products into languages other than English for foreign markets,

     - political or economic instability,

     - unexpected regulatory changes and fluctuations in interest or exchange rates in the specific countries in which we distributes our products or in international markets in general,

     - longer receivables collection periods and greater difficulty in accounts receivable collection,

     - import/export duties and quotas,

     - reduced protection for intellectual property rights in some countries, and

     - potentially adverse tax consequences.

     Also, as we increase our international operations, seasonality may become an increasing factor in our financial performance. One or more of these factors may adversely affect our international revenues or overall financial performance in the future.

DELAYS IN SALES AND COMMITMENTS

OUR CUSTOMERS OFTEN REQUIRE A SIGNIFICANT AMOUNT OF TIME TO COMMIT TO PURCHASE OUR PRODUCTS.

     Our products are typically used to develop applications that are critical to a customer's business. The purchase of our products is often part of a customer's larger business process, reengineering initiative, or implementation of client/server computing. As a result, the acquisition and implementation of our software products generally involves a significant commitment of management attention and resources by prospective customers. Our sales process is often subject to delays associated with a long approval process that typically accompanies significant initiatives or capital expenditures. The sales cycle associated with the license of our products is often lengthy and subject to a number of significant delays over which we have little or no control. We may continue to experience these and additional delays in the future. For this reason, and the others described above, we believe that our quarterly operating results are likely to vary significantly in the future.

CHANGES IN PRICING STRUCTURE

WE RECENTLY REDUCED THE PRICES OF OUR PRODUCTS, WHICH COULD RESULT IN LOWER REVENUES IN FUTURE QUARTERS.

     We recently announced a reduction in certain portions of our pricing structure. There is no guarantee that this reduction in price will lead to increased unit volume or other additional revenue streams to replace lost revenue. A loss of revenues could lead to a significant cash flow strain on our core operations. Additionally, we rely on increased revenues related to our new OMNIS Studio product line, which has not generated revenues at the level we originally projected. We cannot assure that this product line will generate the revenues needed to sustain the Company in coming quarters and beyond. We have committed to decreasing sales conflicts with our partners particularly in the service revenue area and have already taken a number of steps in this regard. This has had and will continue to have a negative effect on service revenues as compared to previous quarters and years. We cannot guarantee that we will be able to replace the decreasing service revenues with new or upgraded product revenues.

YEAR 2000 ISSUES

YEAR 2000 SOFTWARE FAILURES MAY AFFECT THE COMPANY, OUR PRODUCTS, AND OUR OPERATIONS.

     We recognize that we must ensure that our products and operations will not be adversely impacted by year 2000 software failures which can arise in software applications that use a date field of only two digits to define the applicable year ("Year 2000 issues"). These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. We believe we design our products to effectively handle the Year 2000 issue. The majority of our internal applications were built using OMNIS products that we believe are Year 2000 compliant. Therefore, we believe that we have mitigated our risks on the Year 2000 issue with our internal applications. However, we cannot assure that we are fully Year 2000 compliant or that will be free from Year 2000 compliance issues with respect to products furnished by third party manufacturers, our own products, or suppliers. Problems may result in unforeseen costs or interruptions or delays to the Company or our customers and therefore have a material adverse effect on the Company. See "BUSINESS -- 'YEAR 2000 COMPLIANCE' " at Page 18.

DIVIDEND POLICY, RESTRICTIONS ON DIVIDENDS

THE COMPANY HAS NEVER DECLARED OR PAID DIVIDENDS ON OUR COMMON STOCK.

     The Company has never declared or paid dividends on our Common Stock. The Company intends to retain earnings, if any, for the operation and expansion of the Company's business, and therefore does not anticipate paying any cash dividends in the foreseeable future. See "DESCRIPTION OF SECURITIES" at Page 36.

POSSIBLE VOLATILITY OF PRICES OF OUR COMMON STOCK

OUR COMMON STOCK IS PUBLICLY TRADED ON THE OTC BULLETIN BOARD ONLY. THE MARKET PRICE MAY FLUCTUATE SIGNIFICANTLY OVER TIME FOR A NUMBER OF REASONS.

     In February 1998, The Nasdaq Stock Exchange de-listed the Company from the Nasdaq SmallCap Market. The Company's Common Stock is currently traded on the Nasdaq Bulletin Board ("BB") under the symbol "OMNS". It is not known at this time when or if the Company will be re-listed on the Nasdaq SmallCap Market.

     The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market prices of our Common Stock may be significantly affected by quarterly variations in the Company's operating results, litigation involving the Company, general trends in the software industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond our control. Due to all of the foregoing factors, it is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in future quarters. In such event, the trading price of our Common Stock would likely decline, possibly significantly.

POSSIBLE LACK OF FINANCIAL RESOURCES OF SELLING SHAREHOLDERS

THE FINANCIAL RESOURCES OF SELLING SHAREHOLDERS MAY BECOME RELEVANT, AND IF IT DOES, MAY BE INADEQUATE.

     Astoria, or its transferees, may be deemed to be underwriters pursuant to the Securities Act, and in that regard may become liable to the purchasers of the Shares pursuant to the terms of the Securities Act if the selling shareholders were to not comply with certain provisions of the Securities Act. There can be no assurance that any selling shareholder has the financial resources to discharge any such liability.

SIGNIFICANT OWNERSHIP OF COMMON STOCK BY ASTORIA AND THE DIRECTORS AND EXECUTIVE OFFICERS

A FEW INDIVIDUALS AND ENTITIES OWN A SIGNIFICANT PERCENTAGE OF OUR CAPITAL
STOCK.

     Philip Barrett and Geoffrey Wagner, Directors of the Company, or entities controlled by them, and Astoria own 17%, 23.4% and 36.2% respectively, of the Common Stock of the Company. The Directors and Executive Officers of the Company as a group collectively own 44.1% of the Common Stock of the Company.

     In addition, Astoria presently holds all 300,000 of the outstanding shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock presently converts into One and Six Hundred Sixty-Seven Thousandths (1.667) shares of Common Stock, currently 500,100 shares. If all of the shares of Series A Convertible Preferred Stock are converted by Astoria, then Philip Barrett and Geoffrey Wagner, or entities controlled by them, and Astoria will own 16.3%, 26.7% and 36.8% respectively, of the Common Stock of the Company and the Directors and Executive Officers of the Company as a group collectively will own 42.5% of the Common Stock of the Company. Until the Preferred Stock is converted, the holders of Preferred Stock shall be entitled to vote with the Common Stock on an as-converted basis on all matters required or permitted to be submitted to the stockholders of the Company for their approval and shall have such other voting rights as specifically provided by Delaware law.

     The Common and Preferred Stock ownership percentages set forth in this risk factor include all of the shares, warrants and options described in the footnotes to the table presented in the section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" at Page 42 hereof.

     We can not assure that the individual and cumulative impact of the large ownership positions of Astoria and members of our Board and Executive Officers will not make the Company a less attractive investment for future investors and/or public shareholders.

COMPETITION

THE SOFTWARE INDUSTRY IS HIGHLY COMPETITIVE.

     The Company currently encounters direct and indirect competition from several companies, including Sybase Corporation, Forte Software Inc., Magic Software Enterprises and Centura Software Corporation (formerly Gupta Corporation). As the market evolves, the Company anticipates that competition is likely to increase from both existing and future market participants. Some competitors have products with different features or more highly developed products than the Company. In addition, some competitors have greater financial resources than the Company and may be able to devote more resources to research and development of new products and products enhancements and may be willing to offer lower prices than the Company is prepared to offer for similar products. If we are not able to compete effectively, our earnings and operations will be materially and adversely effected. See "BUSINESS -- COMPETITION" at Page 22.

                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 contains certain safe harbors regarding forward-looking statements. From time to time information that we provide or statements made by our directors, officers or employees may contain "forward-looking" information subject to numerous risks and uncertainties. Any statements made under the caption "Risk Factors" above and elsewhere in this Prospectus that are not statements of historical fact are forward-looking statements including, but not limited to, statements concerning the characteristics and growth of our markets or customers, our objectives or plans for future operations and products, future revenues and costs and our expected liquidity and capital resources. Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and therefore actual results could materially differ. These risks and uncertainties include, among others,

     - our potential liquidity problems,

     - significant variability in operating results, including variability in product revenues and gross margins,

     - fluctuating demand for new and established products,

     - dependence on development of new products,

     - increasing expenses for marketing and development of new products,

     - historical lack of profitability,

     - rapid technological change that affects our ability to respond to customer or market demands,

     - risks associated with global operations,

     - the continued and future acceptance of our products,

     - the rate of growth in the industries of our products,

     - the presence of competitors with greater technical, marketing and financial resources, and

     - our ability to successfully expand our operations.

                            SELLING SECURITY HOLDERS

     As of the date hereof, Astoria holds 3,543,344 shares of the Company's Common Stock (36.2% of the outstanding shares) and 300,000 shares of the Company's Series A Convertible Preferred Stock (100% of the outstanding shares). See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" at Page 42 and "DESCRIPTION OF SECURITIES" at Page 36. The Series A Convertible Preferred Stock may be converted at any time by the holder into 1.667 shares of Common Stock, currently 500,100 shares, for no additional consideration. If all of the shares of Series A Convertible Preferred Stock are converted by Astoria, then Astoria will hold 39.7% of the outstanding shares of Common Stock of the Company. The foregoing share ownership percentages include all of the shares, warrants and options described in the footnotes to the table presented in the section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" at Page 42 hereof.

     Only Astoria or its transferees may sell the Shares offered hereby (including the Shares offered by the Company that will be issued to Astoria or its transferees upon conversion of the Series A Convertible Preferred Stock). Astoria is offering all 3,543,344 of its shares of Common Stock for sale hereby and we are offering 500,100 shares of Common Stock. See "PLAN OF DISTRIBUTION" at Page 12. Astoria has not elected to convert any of its shares of Series A Convertible Preferred Stock as of the date hereof.

     We have engaged in several transactions with Astoria over the last three years. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at Page 33.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the issuance of the 500,100 shares that are offered by the Company hereby at Page 11. Those Shares are reserved for issuance upon conversion of 300,000 shares of Series A Convertible Preferred Stock held by Astoria. See "SELLING SECURITY HOLDERS" above. We will not receive any fees, commissions or other consideration in exchange for the issuance of the Shares to Astoria or any transferee. We will not sell or issue the 500,100 shares that we are offering hereby to any other party.

                              PLAN OF DISTRIBUTION

     The Shares offered for sale by Astoria and the Shares offered by the Company (when issued to Astoria or its transferees), may be sold from time to time by Astoria or its transferees, as the case may be. See "SELLING SECURITY HOLDERS" at Page 11. As of the date hereof, Astoria has not elected to convert any Shares of Series A Convertible Preferred Stock. To our knowledge, Astoria has not entered into any underwriting arrangements. The determination of if, when, how and how many of the Shares to sell will be made by Astoria or its transferees. The Company does not know and has no right to determine when, if and how Shares are to be sold by the holders thereof.

     We have agreed to pay all of the fees and expenses incident to the registration of the Shares (other than underwriting discounts and commissions, if any, which are to be paid by the selling shareholders).

     In addition, we have agreed to indemnify Astoria against certain liabilities, including liabilities under the Securities Act. Furthermore, Astoria has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act. Such agreements also provide for rights of contribution if such indemnification is not available.

WAYS IN WHICH THE SHARES MAY BE SOLD

     The distribution of the Shares by Astoria or its transferees may be effected in one or more transactions that may take place in one or more of the following methods at (1) prevailing market prices at the time of sale, (2) prices related to prevailing market prices or (3) negotiated prices:

     - in the over-the-counter market, including ordinary broker's transactions,

     - privately negotiated transactions or

     - through sales to one or more dealers for resale of such shares as principals.

     In addition, Astoria or its transferees may also

     - pledge all or a portion of the Shares owned as collateral for margin accounts or in loan transactions, and the Shares may be resold pursuant to the terms of such pledges, accounts or loan transactions (upon default by a selling shareholder, the pledgee in such loan transaction would have the same rights of sale as the selling shareholders under this Prospectus),

     - enter into exchange traded listed option transactions which require the delivery of the Shares listed hereunder or

     - transfer Shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as Astoria under this Prospectus.

In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

USE OF BROKERS

     Without limiting the foregoing, brokers may act as dealers by purchasing any or all of the Shares either as agents for others or as principals for their own accounts and reselling such Shares pursuant to this Prospectus. Such brokers may receive compensation from the selling shareholders in the form of commissions or discounts and may receive compensation from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts. Finally, the selling shareholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     To the extent required by law, the number of Shares to be sold, the purchase price, the name of any agent or broker and any applicable commissions, discounts or other compensation to such agents or brokers with respect to a particular offering will be set forth in a Prospectus Supplement.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market-making activities with respect to such Shares for a period of one or five business days prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, Astoria and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by Astoria or any such other person. All of the foregoing may affect the marketability of the Shares.

                                    BUSINESS

THE COMPANY

            "We shape our tools, and thereafter our tools shape us."

                                                         Marshall McLuhan,
Understanding Media (1964)
The Company, through our operating subsidiaries, OMNIS Software Inc., a California corporation, OMNIS Holdings Limited and OMNIS Software Limited, limited liability companies organized under the laws of England, and OMNIS Software GmbH, a German corporation, develops and markets software application development tools and related technical services.

     Our main products are the OMNIS 7(3TM) client/server application development software group of products, and the more advanced OMNIS Studio(R) rapid application development (RAD) tool. OMNIS Studio(R) enables the independent or team-based developer to develop and deploy business applications for companies that access all leading server databases and ODBC-compliant databases. These products are used by independent developers, system integrators, value added resellers (VARs) and enterprises to deliver custom information management applications for a wide range of uses including financial management, decision support, executive information, sales and marketing, and multi-media authoring systems.

     In addition to these products, we provide technical support and training to assist our users in planning, analyzing, implementing and maintaining application software based on our proprietary technology. We are in the process of reducing the professional and technical service component of our business and are concentrating our efforts on the development and marketing of software products.

HISTORY

     The Company was incorporated under the laws of the State of Delaware on August 5, 1987 pursuant to a reorganization of predecessor companies originally incorporated under the laws of England in 1983. As used herein, the "Company" and "we" refers to OMNIS Technology Corporation and its consolidated subsidiaries.

     In the first quarter of fiscal year 1998, Blyth Software, Inc. changed its name to OMNIS Software Inc., Blyth Holdings Limited changed its name to OMNIS Holdings Limited, Blyth Software Limited changed its name to OMNIS Software Limited, and Blyth Software GmbH changed its name to OMNIS Software GmbH. In September 1997, the Company's shareholders approved a proposed change of the parent company's name from Blyth Holdings, Inc. to OMNIS Technology Corporation.

     In September 1997, the Company's shareholders approved a 1-for-10 reverse stock split of all the outstanding stock of the Company. All share and per share amounts herein reflect that stock split.

     In September 1998, the Company's shareholders approved an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 4,000,000 shares to 20,000,000 shares. The Certificate of Amendment of the Certificate of Incorporation of the Company effectuating the increase of the number of authorized shares of Common Stock to 20,000,000 shares was filed with the Delaware Secretary of State on February 9, 1999. On March 31, 1999 the Company filed with the Secretary of State of Delaware a Certificate of Designations setting forth the rights, preferences and privileges of 300,000 shares of Series A Convertible Preferred Stock.

     The Company has sold and repurchased shares of Series A Preferred Stock, reissued shares of Series A Preferred Stock and issued shares of Common Stock as more particularly described in "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at Page 32.

RECENT DEVELOPMENTS

     Fiscal 1999 was a year of change and consolidation for the Company. At the beginning of the year the financial difficulties resulting from the losses incurred by the Company in fiscal year 1998 dictated a rigorous cost cutting policy. Our new management team has taken steps to improve our cash flow through
(1) more aggressive marketing of our products; (2) more focused research and development expenditures on products that have a shorter return or "payback" period; (3) improvement of operational efficiencies; and (4) a significant reduction in operating expenses. With these improvements we reduced cash used in operating activities from $6,180,000 in fiscal year 1998 to $2,514,000 in fiscal year 1999.

     At June 30, 1999, we had shareholders' equity of $1,306,000 and working capital of $477,000, both improvements over shareholders' equity and working capital of $1,262,000 and $390,000, respectively, at March 31, 1999.

     In addition to the substantial reduction in operating expenses and refocused development and marketing efforts, the improved financial performance resulted principally from (1) substantial changes in the ownership and management of the Company; (2) the raising of $1.2 million to settle past due claims of creditors and provide working capital; and (3) the issuance of common and preferred stock in exchange for debt and accrued interest of $1.1 million. These changes, among others, resulted in the Company returning to profitability in the third and fourth quarters of fiscal 1999 and the first quarter of fiscal 2000. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at Page 33.

INDUSTRY BACKGROUND

                      EVOLUTION OF CLIENT/SERVER COMPUTING

     The evolution of computing has been characterized by several distinct stages. In the 1970s, mainframe and minicomputer systems with character-oriented user terminals emerged as the principal structure for enterprise computing. This was followed in the 1980s by the introduction of personal computers and workstations, which primarily addressed personal productivity applications such as word processing and spreadsheets. In the late 1980s local and enterprise-wide networks connecting these desktop systems became increasingly prevalent, initially for accessing file storage archives (file servers) and electronic mail communications.

     Building on this infrastructure, client/server computing emerged as an important new architecture for corporate computing in the early 1990s. In the client/server computing model, application software is divided into two components: a "client" handling functions such as the user interface, local data storage, manipulation and presentation, and a "server" handling tasks such as data management and access, storage, and retrieval for multiple clients. Generally the client software runs in a single-user desktop system, while the server operates utilizing a shared mainframe, minicomputer or workstation, and messages linking client and server are exchanged through connecting networks. In the last several years the Internet has become a new alternative for the dissemination and collection of information, with clients accessing data using applications known as "browsers".

     The adoption of the client/server model by large enterprises has created a strong market for application development tools to develop custom computer programs for use in internal client/server environments and across the Internet. The demand is to maximize the function and scalability of developed applications and their rapid deployment throughout the business, while at the same time reducing application development times and using finite software development resources.

     Software development tools based on object-oriented programming models are generally recognized as the most efficient solution to enterprise application development. Object-oriented programming languages aggregate functions and data into classes and objects. Object-based application development tools then provide a set of software components and libraries for the creation and storage and manipulation of objects in the relevant programming language. This structure enables re-use of the software in the development of other applications. By contrast traditional non-object or imperative mode programming models require the developer to "start from scratch" with each new application, which is extremely inefficient.

     The demand is also strong for "crossware" applications, or software applications that can operate across the Internet with a wide variety of systems or platforms (such as Windows, Windows NT, Macintosh and Linux), databases (such as Oracle, Informix and Sybase), object types built with standard and custom object languages, and component formats (such as Java Beans from JavaSoft and ActiveX from Microsoft Corporation).

OMNIS STRATEGY

     The Company's product strategy is to develop sophisticated crossware object-based application development tools to enable independent software developers and enterprises to build custom software applications that have the following features:

     - Integrate with existing systems and execute across a variety of platforms, databases and components.

     - Extend the client/server model across the Internet.

     - Deliver superior object-oriented functionality at a lower cost than applications developed using other software development tools.

     - Develop reusable program components.

     Our goal is to maintain a high level of technological innovation and, through aggressive marketing and distribution, to significantly increase the number of software developers and enterprises using OMNIS products.

     The Company is a technology leader in the development and deployment of component engineering software. We believe that our OMNIS 7(3TM) and OMNIS Studio(R) product lines provide powerful tools for the prompt development and deployment of Internet and client/server applications for such markets as health care and pharmaceuticals, legal and administration, human resources and accounting, manufacturing, education and government. These products provide the capability to reuse software objects and to integrate objects from different programming languages.

THE COMPANY'S PRODUCTS

OMNIS STUDIO(R)

     OMNIS Studio(R) is our premium product line and was one of the first commercially available application development tools that integrated ActiveX and Java Beans components. OMNIS Studio(R) is an object-oriented rapid application development tool (RAD), offering efficient visual assembly of components and objects. OMNIS Studio(R) currently provides cross-platform support for Windows95 and Windows98, Windows NT, Windows 3.1 and MacOS; a powerful code inspector; a report writer; a multiple-mode debugger; and support for localization and multi-lingual implementation. OMNIS Studio(R) includes conversion facilities to assist in converting OMNIS 7(3TM) applications to OMNIS Studio(R); and we have recently introduced an additional conversion tool to encourage existing OMNIS 7(3TM) to change to OMNIS Studio(R).

     The OMNIS Studio(R) programming language combines a 4GL (fourth generation object-oriented programming language) and its own "dot notation", a hierarchical language that permits the user to manipulate any object down to its individual attributes and events. It contains a proprietary set of Data Access Modules
(DAMs) that provide access to all industry-leading databases, including Oracle(R), Sybase(R), DB2(R), and Informix(R), as well as most ODBC-compliant databases such as MS SQL Server(TM). From within one integrated design environment, the OMNIS SQL Browser enables access to different types of server database and moves objects and data from one database to another.

     A Linux version of OMNIS Studio(R) is being developed, with a beta version released in July 1999 and an anticipated first release in the Fall of 1999. This will enable OMNIS developers to create and deliver their application in Linux environments in addition to existing platforms. In addition certain of the external components of OMNIS Studio(R) are presently available in open source format to provide working examples for developers interested in programming their own components for use with OMNIS Studio(R).

     The OMNIS Studio Web Client(TM) was announced in late 1998 and released in April 1999. The OMNIS Studio Web Client(TM) is designed to use object-oriented programming for the development of Internet based forms, using drag and drop and wizards, and can include controls like dropdown lists, tabs and sidebars to ease navigation through the solution in a web browser.

     Using the Web Client(TM), OMNIS applications can be viewed on the Internet using a standard web browser, such as newer versions of Microsoft Internet Explorer or Netscape Navigator. The server application is developed using standard OMNIS technology and runs a proprietary OMNIS engine that is located between the web server and the database.

OMNIS 7(3TM)

     OMNIS 7(3TM) has been our main product line for a number of years and continues to be an important source of revenue. OMNIS 7(3TM) is a cross-platform application development tool for the development of form-based client/server applications.

     The OMNIS Version Control System(VCS) and OMNIS Change Management Systeme
(CMS) provide format and library storage, version tracking, and application life-cycle support. OMNIS 7(3TM) applications can be deployed under Windows 3.1, Windows 95/98, NT, Power Macintosh and 68030 or 68040 Macs.

     The OMNIS Web Enabler SDK permits the application to be adapted to access information via the Internet.

     OMNIS 7(3TM) is currently available in two editions, the Workgroup and Enterprise editions. OMNIS 7(3) Workgroup includes the OMNIS relational database and the OMNIS Web Enabler SDK. OMNIS 7(3) Enterprise includes all of the components of the Workgroup (to access any server database using the SQL Browser) and the OMNIS VCS.

     We intend to continue to maintain OMNIS 7(3TM) for the foreseeable future, but we do not anticipate adding significant enhancements to the OMNIS 7(3TM) functions. In general, we license OMNIS 7(3TM) only to existing OMNIS users desiring to upgrade to the latest version of OMNIS 7(3TM).

     OMNIS is a registered trademark of OMNIS Software Limited. OMNIS Studio(TM) and OMNIS 7(3TM) are trademarks of OMNIS Technology Corporation and its affiliates. All other products or service names mentioned herein are trademarks of their respective owners.

YEAR 2000 COMPLIANCE

     Many existing computer programs use only two digits to define the applicable year in a date field. These programs were designed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000.

     Year 2000 compliance means that neither performance nor functionality of a computer system is affected by dates prior to, during or after the Year 2000. In particular (i) no value for current date will cause any interruption in operation; (ii) date based functionality must operate consistently for dates prior to, during and after Year 2000; (iii) in all interfaces and data storage, the century in any date must be specified explicitly or by unambiguous algorithm or inferencing rules wherever possible; and (iv) Year 2000 must be recognized as a leap year.

     We only certify the latest versions of the OMNIS 7(TM) and OMNIS Studio(R) product lines, which are OMNIS 7(3TM) version 7.0 and above and OMNIS Studio 2.0 and above, as Year 2000 compliant as herein defined. All new versions of OMNIS products will be tested to ensure continued compliance. Earlier versions of OMNIS 7(3TM) and OMNIS Studio will store date data correctly, but may fail on some date calculations under certain circumstances, some of which involve the year 2000. OMNIS users have been advised of this issue and we provide for the downloading of the latest version of the date functions applicable to the particular platform.

     Provided that developers use the current version of OMNIS 7(3TM) or OMNIS Studio(R) in the manner designed they will generate Year 2000 compliant OMNIS applications. It must be noted that both OMNIS Studio(R) and OMNIS 7(3TM) provide a programming interface to other programs and external functions written by external developers and can access data stored in remote databases. In all cases the date data passed to the remote database from the OMNIS storage contains the full 4 character year representation. However the Company cannot be responsible for compliance within individual applications written by external applications developers. The Company also does not accept any responsibility for Year 2000 compliance with respect to any hardware on which our products are used or any other software, including but not limited to operating system software, server databases, data file systems and other software utilities. We believe we have designed our current products to effectively handle the Year 2000 issue.

     The majority of our internal applications were built using OMNIS products which we believe are Year 2000 compliant. Therefore, we believe that we have substantially mitigated our risks on the Year 2000 issue with our internal applications. We are in the process of completing the testing and assessment of Year 2000 compliance of our critical business systems for all third party hardware and software and non-information technology (IT) systems used by the Company. We expect to have such testing and assessment completed no later than October 31, 1999. We will upgrade or replace all third party hardware or software and non IT systems in use that are not compliant. We intend to establish, but have not yet established, a contingency plan detailing actions that will be taken in the event that any such upgrade or replacement is not compliant or that the assessment of the Year 2000 issue is not successfully completed on a timely basis. To date, we have not incurred any material costs directly associated with our Year 2000 compliance efforts, except for compensation expense associated with our employees who have devoted some of their time to our Year 2000 assessment and remediation efforts. As discussed above, we do not expect the total cost of Year 2000 problems to be material to our business, financial condition and operating results. However, during the months prior to the century change, we will continue to evaluate new versions of our software products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire to determine whether they are Year 2000 compliant. Despite our current assessment, we may not identify and correct all significant Year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense, and unremediated problems could materially adversely affect our business, financial condition or operating results.

SALES, MARKETING AND DISTRIBUTION

SALES

     We license our products to independent developers, VARs, system integrators, and the internal development staffs of enterprises that develop and deploy custom computer applications for a wide range of uses including financial management, decision support, executive information, sales and marketing, and multi-media authoring systems. The primary focus of our sales and marketing efforts are independent developers of commercial or custom computer programs for third parties. The introduction of the OMNIS Studio Web Client(TM) technology in April 1999, and the anticipated release later this year of a Linux version of OMNIS Studio(R), are expected to attract new customers.

     We sell our products in North America primarily through account representatives who pursue leads generated by our marketing department and respond to incoming calls from current and new customers. Our North American account representative personnel are primarily located at the corporate offices in San Carlos, California. We also sell our products in Europe primarily through a direct sales force operating from sales offices in the United Kingdom, Germany, Scandinavia, and Benelux.

     We plan to expand sales growth by making additional sales to our current customer base and increasing the number of new customers. An important part of our growth strategy is to widen market penetration and sales through VARs, service providers and other partnerships. Because applications developed by these partners require users of the applications to purchase deployment licenses from the Company, we intend to develop additional revenue by encouraging these partners to expand their development efforts using our software development tools.

INTERNATIONAL DISTRIBUTION

     We have non-exclusive distributor relationships in a number of countries as well as an exclusive distribution relationship in France. All of our distributors provide primary customer service and support for their markets. We increased our distributor network in 1998 with the appointment of distributors in Greece and South Africa, and are in the process of extending this distributor network to access additional international markets. Distributors in Latin America and in the Pacific Rim are managed from the San Carlos, California office, while distributors in Europe, Middle East and Africa are managed from the United Kingdom office.

     We have committed and continue to commit significant management time and financial resources to developing direct and indirect international sales and support channels. We cannot assure that we will be able to maintain or increase international market demand for our products. To the extent that we are unable to do so in a timely manner, our international sales will be limited, and our business operating results and financial condition could be materially and adversely effected.

     International operations are subject to inherent risks, including,

     - costs and difficulties in staffing and managing foreign operations;

     - difficulties in obtaining and managing local distributors;

     - costs and difficulties in localizing products into languages other than English for foreign markets;

     - political or economic instability, unexpected regulatory changes and fluctuations in interest or exchange rates in the specific countries in which we distribute our products or in international markets in general;

     - longer receivables collection periods and greater difficulty in accounts receivable collection;

     - import/export duties and quotas;

     - reduced protection for intellectual property rights in some countries;
       and

     - potentially adverse tax consequences.

Also, as we continue to operate more internationally, seasonality may become an increasing factor in our financial performance. We cannot assure that we or our distributors or resellers will be able to sustain or increase international revenues from licenses or related technical services, or that the foregoing factors will not have a material adverse effect on our future international revenues and consequently on our business, operating results and financial condition.

MARKETING

     In support of our sales efforts, we conduct numerous marketing programs including public relations efforts, trade conferences, seminars, direct mail campaigns, and direct customer communications. We conduct user conferences in the United States, the United Kingdom, and Germany and periodically conducts meetings with customer groups to obtain direct feedback of customers' needs. We also provide a variety of collateral marketing materials and demonstration applications to stimulate customer interest. The Company recently sponsored and made presentations at the Linux World exhibition in San Jose, California, held during the week of August 9, 1999.

TECHNICAL SUPPORT SERVICES

     We also provide levels of technical support and product training for our customers. Registered users of our products can purchase an annual comprehensive subscription service to obtain maintenance releases and associated technical support and documentation. Other services under this program include telephone technical support during regular business hours, applications notes, and access to an electronic bulletin board where users can exchange development ideas and commentary. The customer resource library provides in-depth analyses of specific product features, example code, programming short cuts, and optimization techniques. Our technical support team, comprised of experienced OMNIS developers, focuses on problem solving and resolution in networking, connectivity, security and other technical issues. Technical support representatives are regularly trained in basic and advanced uses of OMNIS products.

     We operate the technical support function through a consolidated database, combining customer information from the United States, United Kingdom, and German support center databases into single database structure. The global support strategy includes a worldwide support center in the United Kingdom, which supports the Company's United States, Canadian and United Kingdom customers and certain of the foreign distributors of the Company. A support center in Germany provides support for the Company's direct customers in Europe and the Company's European based distributors. We provide technical information and support via our Website to better provide technical support to our customers. We are in the process of reducing the professional development and technical services component of our operations relative to our efforts to develop and market software products.

CUSTOMERS

     We have customers in a wide range of industries, including financial services, pharmaceuticals, manufacturing, telecommunications, aerospace, defense and education. In fiscal year 1999 no customer accounted for more than 10% of total net revenues. As is the case with many companies in the software industry, the Company generally ships product as orders are received. As a result we have historically operated with little backlog. Because of this short cycle between receipt of an order and shipment, we do not believe that our backlog as of any particular date is material.

     Our products are designed to enable the development of applications that operate in traditional client/server environments as well as across the Internet. Some of our customers purchase copies of our products for evaluation purposes. We cannot assure that these customers will broadly implement new projects or that they will purchase additional products from us.

PRODUCT DEVELOPMENT

     Since our inception in the United Kingdom, we have benefited from having a global perspective in terms of customers, technological perspective, and product development. Since 1985 our corporate research and development facilities have been based in England.

     We believe that developing new products is best accomplished with a cross-disciplinary approach, combining the talents and perspectives of a multi-faceted virtual development team that includes developers, customers, VARs, sales and marketing, quality assurance, and technical service representation. In the course of planning products, our product development team filters industry trends, ideas from customers and potential customers, partners and potential partners, feedback from our own sales, marketing, technical support staffs, and general business information and then analyzes the potential risks and benefits of pursuing a given strategy.

     Rapid technological advances, frequent new product introductions, rapid enhancements of existing products through new releases, and changing customer requirements characterize the software industry. Our future success will largely depend on our ability to enhance our current products and to successfully develop new products that keep pace with technology trends, competitive offerings and evolving customer requirements. In particular, we believe we must continue to enhance the basic functionality of our products and extend the product line to keep pace with the leading advances in hardware, operating systems, programming languages, databases, and Internet-related technologies. Any failure to anticipate new technology developments and customer needs or any significant delays in product development and introduction could result in a loss of competitiveness and revenues. Because of the complexity of software products, new product introductions may contain undetected software errors that, notwithstanding quality assurance testing by the Company, are discovered only after a product has been installed and used by customers. Although we are not aware of any material adverse effects from such errors to date, we cannot assure that errors will not be discovered in the future. Such errors could cause delays in shipments, loss of revenues or require significant design changes that could adversely affect the Company's competitive position and operating results. We cannot assure that any of the Company's product development efforts will lead to a commercially viable product, and we are unable to predict whether or when proposed new products, product enhancements, or product extensions might be released or whether, when released, such products will achieve market acceptance.

     We market our products to customers for the development, deployment, and management of client/server applications. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible however that the limitation of liability provisions contained in our license agreements may not be enforceable as a result of existing or future laws or ordinances or unfavorable judicial decisions in the applicable jurisdiction. Although we have not experienced any product liability claims to date, the sale and support of our products inherently includes the risk of such claims, which if made are likely to be substantial in light of the use of our products in business-critical applications. A successful product liability claim brought against us could have a material adverse effect upon our business, operating results, and financial condition.

COMPETITION

     The applications development tools software market is rapidly changing and intensely competitive. We currently encounter competition from several companies, including Sybase Corporation, Forte Software Inc., Magic Software Enterprises and Centura Software Corporation (formerly Gupta Corporation). In addition, we compete indirectly with (i) the relational database vendors, such as Oracle Corporation and Informix Software, Inc., who provide application development tools primarily for customers who use their database technology;
(ii) 4GL application tools vendors such as Progress Software Corporation and Cognoscente Software International Incorporated; (iii) CASE tools vendors such as Knowledgeware Inc. and Intersolv Inc.; (iv) shrink-wrap database software suppliers such as Lotus, Delphi, and ACIUS; and (v) developers in Java as competition for the OMNIS Web Client(TM) technology.

     We believe that our ability to compete depends on factors both within and outside our control, including the timing and success of new products developed by the Company and our competitors, product performance and price, distribution, and customer support. We cannot assure that we will be able to compete successfully with respect to these factors. In particular, competitive pressures from existing and new competitors who offer lower prices or introduce new products, including "native" products that fully utilize the capabilities of a particular operating platform, could result in delays in purchase decisions by or loss of sales to potential customers or cause the Company to institute price reductions. Any of the foregoing could adversely affect the Company's results of operations. In particular, software licenses which permit developers to develop configurable applications and deliver those applications to end-users, have been and may continue to be subject to significant pricing pressures which could have an adverse effect on the Company's business and results of operations. We cannot assure that the Company will be able to maintain our price structure or that entry of future competitors in the Company's current market will not result in pricing pressures in the future.

     Additional competitive factors influencing the market for the Company's products include product functionality and features, platforms, performance, vendor and product reputation, product and service quality. These items may also result in market confusion, delays in purchases, intensified competition, price restructuring, or price reductions. We believe that the broad functionality of our products, including their cross platform capability and important features for group development, application deployment and maintenance has enabled the Company to compete effectively to date, particularly for professional development environments in major enterprises.

     Our future financial performance will depend on the growth of our sector of the computing market and on our ability to compete effectively in this market. We cannot assure that this market will continue to grow or that we will be able to respond effectively to customer requirements and competitive offerings in this market. As these markets evolve, we anticipate that competition is likely to increase from both existing and future market participants, most of whom are larger companies and have greater financial, technical, marketing, sales and distribution resources and a larger installed base of customers than the Company. Moreover, if such competition were to enter our market, we might be required to increase defensive measures to maintain our position in these target markets. This increased effort could adversely affect operating results due to increased marketing programs, price declines, longer sales cycles, and increased product development expenses, among other matters. We cannot assure that the Company could compete effectively with such new products.

INTELLECTUAL PROPERTIES AND OTHER PROPRIETARY RIGHTS

     The OMNIS products include technologies developed by the Company. We rely primarily on a combination of trade secret, copyright and trademark laws, and contractual provisions to protect our proprietary rights in such technologies. Omnis(R) is a United States registered trademark of OMNIS Software Limited (formerly Blythe Software Limited), a subsidiary of OMNIS Technology Corporation. Omnis Studio(R) and OMNIS 7(TM) are trademarks of OMNIS Technology Corporation and its affiliates.

     License Agreements. In addition to trademark and copyright protections, we license our products to end users on a "right to use" basis pursuant to a perpetual license agreement that restricts use of products to a specified number of users. We generally rely on shrink-wrap licenses that become effective when a customer opens the package or installs the software. Because they are not negotiated with or signed by the licensees, in order to retain exclusive ownership rights to our software and technology, we generally provide our software in object code only, with contractual restrictions on copying, disclosure and transferability. We cannot assure that these protections will be adequate, or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

     International Copyright Protection. Copyright and other protection for intellectual property may be unavailable or restricted in certain foreign countries. In addition, shrink-wrap licenses may be unenforceable under the laws of certain jurisdictions. Nevertheless, we believe that our copyright and license protections are important. However, because of the rapid pace of technological change in the computer software industry, factors such as the product knowledge, ability, and experience of the Company's personnel, brand name recognition, customer support, and ongoing product maintenance and enhancement may be more significant in maintaining the Company's competitive advantage.

     Patents. We are in the process of preparing appropriate patent applications for certain of our Studio Web Client(TM) and other technologies. At this time we have not filed any final patent applications and have not been granted any patents on any of our proprietary technologies and there is no assurance that any such patents will be granted. Patent protection may become important in the protection of the commercial viability of the Company's innovative products and the failure to obtain such patent protection could have an adverse effect on the commercial viability of such products. Our success therefore may in part depend on our ability to obtain strong patent protection or licenses to strong patents in the future. It is not possible to anticipate the breadth or degree of protection that patents would afford any product of the Company or the underlying technologies. We cannot assure that any patents issued or licensed to the Company will not be successfully challenged in the future or that any OMNIS product will not infringe the patents of third parties.

     The level of research and development efforts in areas related to the OMNIS products makes it possible that third parties will obtain patents or other proprietary rights that may be necessary or useful to our products. In recent years the practice of applying for and issuing software patents in the United States and other jurisdictions has accelerated and the scope and validity of such patents are frequently in dispute. In cases where third parties are the first to invent a particular product or technology or the first to file for patent protection for an invention, it is possible that such parties would obtain patents that would be sufficiently broad to prevent the Company from marketing the same or similar products. Although we are not presently aware that any patents necessary to our products have been issued for which licenses are not available to the Company, it is possible that applications for such patents have been made or that such patents have been issued. The scope and validity of such patents, if issued, the extent to which the Company may desire or need to obtain licenses under such patents, and the cost and availability of such licenses are currently unknown. In addition, others may independently develop or obtain technology similar to that of the Company.

     As the number of software products available in the market increases and the functions and features of these products further overlap, the Company anticipates that software products may become increasingly subject to infringement claims. We cannot assure that third parties will not assert infringement claims against the Company in the future with respect to any current or future product. Any such assertion, whether with or without merit, could require the Company to enter into expensive litigation or royalty arrangements. If required, such royalty arrangements may not be available on reasonable terms, or at all.

     We are currently involved in litigation related to copyright infringement. See "LEGAL PROCEEDINGS" at Page 36.

PRODUCTION

     We use subcontractors in the United Kingdom to perform our manufacturing operations, which include duplication and preparation of software media, documentation, and packaging. The principal materials used in the manufacture of the Company's products are CD-ROMs, boxes, binders, and multicolor printed materials that we obtain from our manufacturers.

     We utilize certain of our distributors in some international markets to localize the products, including conversion of the product and product documentation to native languages, where necessary. The distributor for that market then handles the production of the resulting localized product.

     We require that quality control tests be performed on all duplicated disks and finished products. Quality control personnel work in the United Kingdom operation to help ensure product quality. The Company produces software and documentation based upon forecasts of monthly sales.

EMPLOYEES

     At August 31, 1999, the Company had 37 employees, including 14 in product development, 9 in sales and marketing, 7 in customer support and consulting, and 7 in finance and administration. Of these 37 employees, 31 employees are based in Europe, and 6 are located in the United States. The Company's employees are not represented by any collective bargaining organization, and we have never experienced a work stoppage. Further, we believe our relationships with our employees are good.

     Our success depends to a significant extent upon a number of key management and technical personnel, the loss of one or more of who could adversely affect our business. In addition, our future success will depend to a significant extent on our ability to recruit, hire and retain highly skilled management and employees for product development, sales, marketing, and customer service. Competition for such personnel in the software industry is intense, and we cannot assure that we will be successful in attracting and retaining such personnel.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as other portions of this document, include certain forward-looking statements about the Company's business and new products, revenues, expenditures and operating and capital requirements. In addition, forward-looking statements may be included in various other Company documents to be issued concurrently or in the future and in oral or other statements made by representatives of the Company to investors and others from time to time. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from predicted results. Such risks include, among others

     - our potential liquidity problems,

     - significant variability in operating results, including variability in product revenues and gross margins,

     - fluctuating demand for new and established products,

     - dependence on development of new products,

     - increasing expenses for marketing and development of new products,

     - historical lack of profitability,

     - rapid technological change that affects the ability of the Company to respond to customer or market demands,

     - risks associated with global operations,

     - the continued and future acceptance of the Company's products,

     - the rate of growth in the industries of the Company's products,

     - the presence of competitors with greater technical, marketing and financial resources, and

     - the ability of the Company to successfully expand our operations.

     Any of such statements and the following discussion should be read in conjunction with the "RISK FACTORS" section at Page 4 and the Company's audited consolidated financial statements, including the notes thereto, included in this Prospectus beginning on Page F-1.

     The following table sets forth, as a percentage of revenues, certain consolidated statement of operations data for the periods indicated (subtotals not adjusted for rounding):

                                                                                THREE
                                                             FISCAL YEAR        MONTHS
                                                                ENDED           ENDED
                                                              MARCH 31,        JUNE 30,
                                                             ------------    ------------
                                                             1998    1999    1998    1999
                                                             ----    ----    ----    ----
Percent of Total Net Revenues:
Net revenues:
  Product..................................................    53%     73%    67%     81%
  Services.................................................    47      27     33      19
                                                             ----    ----    ---     ---
Total net revenues.........................................   100     100    100     100
Operating expenses:
  Cost of Product Revenues.................................     6       6      9       3
  Cost of services revenues................................    39       6      7       4
  Selling and marketing....................................    84      34     42      39
  Research and development.................................    36      24     25      28
  General and administrative...............................    38      39     87      18
                                                             ----    ----    ---     ---
Total operating expenses...................................   204     109    170      91
Operating income (loss)....................................  (104)     (9)   (70)     (9)
Other income (expense), net................................    (1)     (6)    (8)      0
                                                             ----    ----    ---     ---
Net income (loss)..........................................  (105)%   (15)%  (79)%     8%
                                                             ----    ----    ---     ---
Gross margins:
  Gross margin on product revenues.........................    88%     92%    87%     96%
  Gross margin on service revenues.........................    18%     78%    78%     80%

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED MARCH 31, 1998 AND 1999

TOTAL NET REVENUES

     Total net revenues decreased 26% to $5.9 million in fiscal year 1999 from $8 million in fiscal year 1998. International revenues accounted for 58% and 39% of total net revenues in fiscal years 1999 and 1998, respectively. See Note 12 of the Notes to Consolidated Financial Statements. This decrease in net revenues resulted from a planned reduction in professional consulting and other technical services provided by the Company which were offset to a limited degree by an increase in software product licensing revenues. We have reduced our consulting service activities in order to focus on higher margin product related revenue generating activities and have shifted consulting opportunities to our external partners (we have committed to decreasing conflicts with such partners, particularly in the service revenues area).

     The Company's revenues are derived from two sources: fees from software product licensing and fees for professional services, including consulting, training, maintenance, and product support. Product revenues increased 1% to $4.3 million in fiscal year 1999 from $4.2 million in fiscal year 1998.

     Service revenues decreased 58% to $1.6 million in fiscal 1999 from $3.8 million in fiscal year 1998. The decrease in service revenues in fiscal year 1999 as compared to fiscal year 1998 was due to a planned reduction of the provision of consulting services to third parties.

     In fiscal years 1999 and 1998, no customer accounted for more than 10% of total revenues.

     We sell our products in United States Dollars in North America, British Pounds Sterling in the United Kingdom and German Deutsche Marks in Germany. Because the Company recognizes revenues and expenses in United States Dollars, British Pounds Sterling, and German Deutsche Marks but reports our financial results in United States Dollars, changes in exchange rates may cause variances in the Company's period-to-period revenues and results of operations in future periods. Foreign exchange gains and losses have not been material to the Company's performance to date.

COST OF PRODUCT REVENUES

     Cost of product revenues is comprised of direct costs associated with software product sales including software packaging, documentation, and physical media costs. Cost of product revenues as a percentage of product revenues was 8% in fiscal year 1999 as compared to 12% in fiscal year 1998. The decrease in cost as a percentage of total net revenues was mainly due to decrease in the number of employees in the production department.

COST OF SERVICES REVENUES

     Cost of service revenues includes consulting, technical support, maintenance services, and training, which consist primarily of personnel costs. Cost of service revenues as a percentage of net service revenues decreased to 22% in fiscal year 1999 from 82% in fiscal year 1998. The decrease in cost of service revenues as a percentage of service revenues in fiscal 1999 as compared to fiscal years 1998 was primarily due to the planned reduction in consulting services in year 1999. The reason for our reduction of service activities is discussed in "Total Net Revenues" above.

SELLING AND MARKETING EXPENSES

     Selling and marketing expenses decreased to $2.0 million in fiscal year 1999 from $6.7 million in fiscal year 1998, representing 34% and 84% of total net revenues during such periods, respectively. The decrease in selling and marketing expenses was primarily due to significant decreases in the number of Company employee and consultant costs in the Company's marketing group at the end of 1998. We expect selling and marketing expenses to remain significantly lower in future periods.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses decreased to $1.4 million in fiscal year 1999 from $2.8 million in 1998, due to the consolidation of the Company's worldwide research and development activities into our development facility in England during 1998. Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized in accordance with SFAS 86 then in force. We did not capitalize any research and development costs in fiscal years 1999 or 1998 because we believe our current process for developing software is essentially completed concurrently with the establishment of technological feasibility (as defined by SFAS 86). At the end of fiscal year 1997, we had fully amortized the previously capitalized internal software development costs and no such costs were recognized during fiscal years 1998 or 1999.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses decreased to $2.3 million in fiscal year 1999 from $3.1 million in fiscal year 1998. These decreases are related to stringent cost controls and other cost conservation methods introduced during fiscal year 1998 and continued in fiscal year 1999. General and administrative expenses for the fiscal year 1998 included a write-off of approximately $500,000 of our lease deposit and $40,000 of additional lease payments associated with our former headquarters in San Bruno, California as a result of our successful negotiation with the landlord to vacate our lease space.

OTHER INCOME (EXPENSE), NET

     Other income (expense) is primarily comprised of interest income, interest expense, gains and losses on foreign currency transactions, and other income. Interest income reflects earnings from our cash position. Interest expense primarily related to the Company's $1 million note payable and capital leases in fiscal years 1998 and 1999. Interest expense was $249,000 in fiscal year 1999 and $146,000 in fiscal year 1998. Other expense pertains to loss from disposal of assets and this decreased to $3,000 for the three months ended June 30, 1999 from $77,000 for the three months ended June 30, 1998. During the three months ended June 30, 1998 the U.S. subsidiary had to dispose of excess equipment when it downsized its staff from 75 to 12 employees.

INCOME TAX EXPENSE

     Income tax expense was $4,000 in fiscal year 1999, compared to $17,000 in fiscal year 1998. At March 31, 1999, the Company had net operating loss carry forwards of approximately $37.6 million for federal income tax purposes, $8.7 million for state tax purposes and $5.9 million for foreign taxes. The Tax Reform Act of 1986, as amended, and the California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating loss and tax credit carry forwards in the event of an "ownership change," as defined by the Internal Revenue Code. In fiscal year 1999 an "ownership change" of the Company occurred for purposes of these rules; and the Company therefore is limited to approximately $146,000 per year of federal and California net operating loss carry forwards accrued through that date (a total of $2.9 million federal and $0.7 million for California tax purposes).

INFLATION

     We believe that inflation has not had a material impact on our operating results to date and do not expect inflation to have a material impact on our operating results in fiscal year 2000.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 1999, AND JUNE 30,
1998

REVENUES

     Total net revenues for the three months ended June 30, 1999, were $1,371,000, representing a decrease of 0.2% as compared to total net revenues of $1,374,000 for the three months ended June 30, 1998.

     The change is due to a combination of the reduction in service revenues, particularly as a result of the Company's decision to reduce conflicts with some of our channel partners, and an increase in product revenues.

     Product revenues increased during the three months ended June 30, 1999, to $1,104,000 from $915,000 in the three months ended June 30, 1998.

     This increase is due to the Company's decision to concentrate on product-related revenue, rather than a mix of product and services revenue over the past eighteen months. As a result of our shift in emphasis to product-related revenue generating activities, among other things, we experienced an increase in sales and revenues as described above, and customer discounts (that we historically give to service customers) were reduced.

     During the three months ending June 30, 1999, product revenues represented 81% of total net revenues as compared to 67% of total net revenues during the same period in the prior year.

     Service revenues for the three months ended June 30, 1999 decreased 42% to $267,000 from $459,000 for the three months ended June 30, 1998. The majority of this decrease is due to our decision to de-emphasize our consulting offerings over the past 18 months. Maintenance revenue, which primarily consists of email and telephone support to the Company's customers, decreased slightly during the three months ended June 30, 1999, due to the decrease in the annual support fee being charged to customers.

     We do not expect to receive significant service revenues related to consulting projects in future periods as it focuses on higher margin product related revenue and shifts consulting opportunities to our external partners.

COST OF SALES

     Cost of product revenues is comprised of direct costs associated with software product sales including software packaging, documentation, and physical media costs. Cost of service revenues is comprised of customer support (maintenance) expenses, including technical support salaries and related expenses, and consulting related costs, including consultant salaries and related costs incurred in delivering customer consulting and training services.

     Cost of product revenues as a percentage of product revenues decreased from 13% in the three months ended June 30, 1998 to 4% in the three months ended June 30, 1999. Cost of product revenues for the three months ended June 30, 1998 includes a write-off for inventory obsolescence that occurred during such quarter.

     Cost of service revenues decreased slightly as a percentage of service revenues from 22% in the three months ended June 30, 1998, to 20% in the three months ended June 30, 1999.

SELLING AND MARKETING EXPENSE

     Selling and marketing expenses decreased to $530,000 for the three months ended June 30, 1999, as compared to $579,000 for the three months ended June 30, 1998. The decrease in sales and marketing expenses was primarily due to decreases in headcount in marketing and sales. The Company expects to increase our marketing expenses during future periods as it rebuilds our marketing efforts with partner focused programs designed to increase our installed base of customers.

RESEARCH AND DEVELOPMENT EXPENSE

     Research and development costs increased to $385,000 for the three months ended June 30, 1999, as compared to $337,000 for the three months ended June 30, 1998, primarily due to an increase of headcount at our Research and Development Center in the United Kingdom. We continue to invest in the development of our newer product line, OMNIS Studio, aimed at sales opportunities that we believe will expand our installed base of customers.

GENERAL AND ADMINISTRATIVE EXPENSE

     General and administrative expenses decreased to $243,000 for the three months ended June 30, 1999, as compared to $1,201,000 for the three months ended June 30, 1998. General and administrative expenses for the three months ended June 30, 1998 included a write-off of approximately $500,000 of our lease deposit and $40,000 of additional lease payments made during such quarter associated with our former headquarters in San Bruno, California as a result of our successful negotiation with the landlord to vacate our lease space.

     Additionally, we recognized a write-off related to the disposal of leased equipment that resulted in a non-recurring charge of $110,000 during the quarter ended June 30, 1998. We are continuing our efforts to reduce our operating expenses where possible, including general and administrative expenses.

OTHER INCOME (EXPENSE)

     Other income (expense) is comprised primarily of interest income earned on cash and cash equivalents, interest expense, and any gain or loss on foreign currency transactions. Interest income increased to $3,000 for the three months ended June 30, 1999, from $2,000 for the three months ended June 30, 1998, primarily due to higher average balances of cash and cash equivalents. Interest expense decreased to $3,000 for the three months ended June 30, 1999, from $37,000 for the three months ended June 30, 1998 primarily due to the conversion of the promissory note to equity in March 1999.

PROPERTIES

     During the initial part of fiscal year 1999 the Company had leased approximately 22,178 square feet of office space in San Bruno, California under a lease which expired in May 2002 and required payment of base monthly rental payments of $58,772 plus a percentage of operating costs and property taxes. The base monthly rent increased to $60,990 per month during 1998. The Company negotiated a termination of this lease in August 1998 and now occupies 3,800 square feet of office space in San Carlos, California under a lease which expires on August 31, 2000 and has a base monthly rent of $7,440.

     We own property in the United Kingdom that it uses for research and development. We also leased 2,738 square feet of office space for the European sales headquarters office in Bracknell, England. The Bracknell lease, which was to expire in February 2001, had monthly rental payments of $4,997 plus $2,096 for common area maintenance. We have negotiated an early termination of this lease with the landlord and moved on June 15, 1999 to new offices near Watford, England. This will result in substantial savings on rent and service charges over a full year. The Company also leases 2,370 square feet of office space (formerly our London sales office) in London, England. The lease, which expires on November 1, 2012, has monthly rental payments of $3,820. During 1998, the Company sublet all of the London office space for which it has been receiving a rental of $2,216 per month plus 100% reimbursement for common area maintenance. As a result of a sublease review, this has been increased to $3,820 per month, backdated to November 1997. The sublease terminates on December 25, 1999.

     We lease property in Germany for use as a sales office. The space is 457 square meters and has monthly rental payments of $6,678. The lease will expire May 14, 2007, with a Company option to terminate the lease in May 2002.

     We believe that these facilities are more than adequate to meet our requirements for fiscal year 2000. All of the foregoing rental obligations are in the local currency but for these purposes are stated in United States Dollars as of March 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1999, our principal sources of liquidity consisted of cash and cash equivalents of $432,000 as compared to $132,000 at June 30, 1998. Our working capital position increased to $477,000 at June 30, 1999 from a deficit of ($3,037,000) at June 30, 1998. We have operated at a loss for the last several fiscal years. Our new management team has taken several steps to improve our cash flow and, with these improvements, we reduced cash used in operating activities from $6,180,000 in fiscal year 1998 to $2,514,000 in fiscal year 1999. We had positive net cash flow provided by operating activities of $268,000 in the three months ended June 30, 1999 compared to negative cash flow used in operating activities of ($488,000) in the three months ended June 30, 1998. We returned to profitability in the third and fourth quarters of fiscal 1999 and in the first quarter of fiscal 2000. However, we cannot assure that we will be able to sustain profitability in the future.

     The following transactions affected the Company's liquidity and capital resources:

     - On June 2, 1996, we sold $7.35 million of 8% Convertible Debentures (the "Notes") under Regulation S of the Securities Act of 1933, as amended. As of June 2, 1997, all of the Notes had either been redeemed or converted and an aggregate of 1,120,221 shares of Common Stock had been issued upon conversion of Notes. All of such shares are "restricted securities" as defined under the Securities Act.

     - We have engaged in several recent transactions with Astoria, including the sale and issuance of Series A Preferred Stock and Common Stock, more particularly described in "SELLING SECURITY HOLDERS" at Page 11.

     - The Company also issued an additional 4,000,000 Common Shares in the aggregate at a price of $0.25 per share, for aggregate purchase price of $1,000,000, to certain members of the Board of Directors, including Gwyneth Gibbs, President of the Company.

     The proceeds from the sale of the Common Shares to the Board of Directors primarily was used to satisfy the entire indebtedness owed to the Omnis Class 2 Creditors pursuant to the 1998 workout agreement previously entered into between the Company and such creditors. Proceeds from the sale of 1,000,000 Common Shares to Astoria in the amount of $250,000 is being used for Company working capital purposes, primarily to enhance and expand our sales and marketing activities. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at Page 33.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OCTOBER 1997 DEBT FINANCING AND CREDITORS COMMITTEE

     In October 1997, the Company obtained an interim debt financing of $1,000,000 with Astoria. This debt financing was secured by substantially all of the Company's assets and was originally scheduled to be repaid by December 31, 1997. Astoria extended the due date of the notes payable to September 30, 1998. The Company formed a committee of creditors in February 1998 to structure a workout agreement pursuant to which the Company would repay our creditors over time, with the objective of avoiding further litigation or formal bankruptcy proceedings. A workout agreement was entered into in June 1998. The Company began repayment to the creditors in the quarter ending September 30, 1998 and fully repaid such creditors by March 31, 1999. The debt to Astoria was converted to equity in March 1999. See the paragraph of this Section entitled "March 1999 Sale of Series A Convertible Preferred Stock and Common Stock" below.

1998 SALE AND REPURCHASE OF SERIES A CONVERTIBLE PREFERRED STOCK

     In April 1998, the Company agreed to sell up to 126,000 shares of Series A Convertible Preferred Stock of the Company (the "Convertible Preferred Stock"), at a price of $8.03 per share, to Astoria, at its option, at such price per share at any time prior to October 1, 1998. Each share of Convertible Preferred Stock would convert into 10 shares of common stock. Between April 1 and October 1, 1998, Astoria purchased a total of 124,564 shares of Convertible preferred stock from the Company. The proceeds were used to fund the Company's operations. On December 31, 1998, the Company repurchased the 124,564 shares of Convertible Preferred Stock from Astoria for an aggregate purchase price of $100 (or $.0008 per share). The Certificate Regarding Preferred Stock of the Omnis Technology Corporation was filed with the Delaware Secretary of State on February 25, 1999, eliminating the class of Convertible Preferred Stock then in effect.

MARCH 1999 SALE OF SERIES A CONVERTIBLE PREFERRED STOCK AND COMMON STOCK

     In order to increase the capital of the Company to obtain additional working capital and to eliminate our principal indebtedness, on March 19, 1999 the Board of Directors of the Company authorized the issuance of 300,000 shares of a new Series A Convertible Preferred Stock and 7,600,000 shares of Common Stock of the Company. The Restated Articles of Incorporation of the Company vest in the Board of Directors the authority to issue such shares. On March 31, 1999 the Company filed with the Secretary of State of Delaware a Certificate of Designations setting forth the rights, preferences and privileges of the new Preferred Shares. Pursuant to the terms of a Letter of Intent entered into by and between the subject parties as of February 22, 1999, on March 31, 1999, the Company entered into a series of stock purchase agreements with Astoria Capital Partners, L.P., Gwyneth Gibbs, president of the Company, and certain members of the Board of Directors or their affiliates.

     Under the terms of a stock purchase agreement with Astoria, the Company agreed to issue and Astoria agreed to purchase 300,000 Preferred Shares at a purchase price of $1.6667 per share for an aggregate Preferred Share purchase price of $500,000; and to purchase 2,543,344 Common Shares at a purchase price of $0.25 per share for an aggregate Common Share purchase price of $635,836. The consideration for the securities purchased by Astoria was the cancellation of the 1997 secured indebtedness and accrued interest of the Company to Astoria. See the paragraph of this Section entitled "October 1997 Debt Financing and Creditors Committee" above. The stock purchase agreement grants certain registration rights and rights of first refusal to Astoria. The Company also entered into a separate Common Stock Purchase Agreement with Astoria pursuant to which Astoria purchased an additional 1,000,000 Common Shares at a price of $0.25 per share for an aggregate cash purchase price of $250,000.

     The Common Stock Purchase Agreements grant registration rights and rights of first refusal to Astoria. The Agreements provide that the Company register Astoria's Common Stock as well as the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock with the SEC under the Securities Act by September 30, 1999. The Shares are being registered and offered hereby pursuant to the terms of the Common Stock Purchase Agreements. The Common Stock Purchase Agreements further provide that if a registration statement covering the Shares does not become effective by such date, the Company shall:

     - reduce the consideration paid by Astoria for the securities by refunding to Astoria 3% of the purchase price of the securities for each 30-day period (pro-rated for periods of less than 30 days) by which such effectiveness is delayed, and

     - pay Astoria 3% of the purchase price for any period in excess of 30 days that the effectiveness of the registration statement is suspended or the registration statement is otherwise unavailable for use by Astoria, excluding periods during which Astoria may sell the securities without restriction under Rule 144.

Although the Company is using its best efforts to register Astoria's securities as soon as possible, certain aspects of the registration process are beyond the Company's control, including the time of review of the registration statement, if any, by the SEC. Astoria has indicated to the Company that it would waive its right to receive the foregoing payments, if any, if the Shares offered by this Prospectus are registered and become available for sale within a reasonable time after the target date. If (1) the securities are not registered by the target date, (2) Astoria's right to the payments set forth above is valid and enforceable and (3) Astoria does not waive its right to such payments, then the Company's liquidity and, ultimately, its operations, could be materially adversely effected. The Common Stock Purchase Agreements are included in the exhibits to the registration statement of which this Prospectus is a part.

SALE OF COMMON STOCK TO BOARD MEMBERS

     Pursuant to the terms of stock purchase agreements entered into with certain members of the Board of Directors, including Mrs. Gibbs in March, 1999 (the "Board of Directors Agreements"), the Company also agreed to issue an additional 4,000,000 Common Shares in the aggregate at a price of $0.25 per share, for an aggregate purchase price of $1,000,000. The Board of Directors Agreements do not grant any registration rights or rights of first refusal to the parties. These transactions were approved by the disinterested directors of the Company pursuant to Delaware law.

     The Board of Directors Agreements includes the following:

     - a stock purchase agreement between the Company and RCJ Capital Partners, LP (of which Rockport Group LP is the sole general partner, and Director Geoffrey Wagner is the sole general partner of Rockport Group LP), for RCJ Capital Partners, LP to purchase 850,000 shares of the Common Stock of the Company for a total price of $212,500,

     - a stock purchase agreement between the Company and Rockport Group, LP, of which Director Geoffrey Wagner is the sole general partner, for Rockport Group, LP to purchase 1,420,000 shares of the Common Stock of the Company for a total price of $355,000, and

     - a stock purchase agreement between the Company and Philip and Debra Barrett Charitable Remainder Trust, of which Director Philip Barrett is a trustee and trustor, for Philip and

       Debra Barrett Charitable Remainder Trust to purchase 1,650,000 shares of the Common Stock of the Company for a total price of $412,500.

     - a stock purchase agreement between the Company and Gwyneth Gibbs to purchase 80,000 shares of the Common Stock of the Company for a total price of $20,000.

     The proceeds from the sale of the Common Shares to the Board of Directors was primarily used to satisfy the entire indebtedness owed to the Omnis Class 2 Creditors pursuant to the 1998 workout agreement previously entered into between the Company and such creditors. The $250,000 in proceeds from the sale of the 1,000,000 Common Shares to Astoria will be used for Company working capital purposes, primarily to enhance and expand our sales and marketing activities.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

     In February 1998, The Nasdaq Stock Exchange de-listed the Company from the Nasdaq SmallCap Market. The Company's Common Stock is currently traded on the Nasdaq Bulletin Board ("BB") under the symbol "OMNS". It is not known at this time when or if the Company will be re-listed on the Nasdaq SmallCap Market.

     The following table sets forth the high and low closing prices for the Company's Common Stock for fiscal years 1998, 1999 and the first quarter of fiscal 2000, as adjusted for the 1 for 10 reverse stock split of the Company's common stock in September 1997:

                                                                  HIGH            LOW
                                                                CLOSING         CLOSING
                                                              ------------    -----------
FISCAL YEAR 1998
April 1 to June 30, 1997....................................    $11.880         $4.690
July 1 to September 30, 1997................................    $11.250         $6.250
October 1 to December 31, 1997..............................    $ 6.500         $0.500
January 1 to March 31, 1998.................................    $ 0.875         $0.313
FISCAL YEAR 1999
April 1 to June 30, 1998....................................    $ 0.906         $0.587
July 1 to September 30, 1998................................    $ 0.906         $0.375
October 1 to December 31, 1998..............................    $ 0.562         $0.187
January 1 to March 31, 1999.................................    $ 0.375         $0.100
FISCAL YEAR 2000
April 1 to June 30, 1999....................................    $ 2,187         $0.812

     On September 17, 1999, the closing price for the Company's Common Stock on the Nasdaq Bulletin Board was $7.125 and there were approximately 143 holders of record of the Company's Common Stock. This does not include shareholders whose Common Stock is held in street name.

     See "DESCRIPTION OF SECURITIES" at Page 36 and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" at Page 26.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

                               LEGAL PROCEEDINGS

LITIGATION

     Compass Actions. In March 1998, we were sued by Compass Software ("Compass") in the Federal District Court for the Eastern District of Washington claiming damages in the range of $2 Million for software copyright infringement and related claims. We believe that the Compass' copyright infringement suit has no merit and has vigorously defended against those claims.

     In this connection we previously had sued Compass in 1994 for illegally infringing and distributing our software products. This matter was settled with an agreement that Compass would pay certain amounts and would not make illegal copies of our software in the future. Compass failed to pay the promised amounts when due. We then obtained a judgment for breach of contract against Compass. As part of our efforts to enforce our judgment against Compass, we purchased, at a judgment lien sale, certain intangible property of Compass including the rights to the current infringement suit brought by Compass ("Execution Sale"). Compass then requested the applicable court to set aside the Execution Sale. The court granted the request and we have appealed this judgment. The appeal has been briefed and is awaiting a date for oral argument. We have also filed a separate lawsuit against Compass alleging additional acts of infringement related to the 1994 case.

     BTN -- Germany. We entered into a professional development services agreement with BTN Versandhandel GmbH of Leiferde, Germany for the development of an OMNIS application. We developed and delivered a version of the application to BTN. BTN failed to pay us as agreed, claiming there were flaws in the application. We suspended the project awaiting their payment. BTN commenced legal action against us in Germany claiming damages of approximately DM250,000 for failure to perform under the service agreement. We have countersued BTN claiming the balance owed under the contract of approximately DM60,000. We believe that the claim by BTN is meritless and intend to aggressively pursue our counterclaim against BTN.

     Creditors. As a result of the losses and negative cash flows incurred by the Company fiscal year 1998, we were unable to meet our obligations. The Company negotiated with a group of our creditors to structure a workout agreement pursuant to which we would repay the creditors over time, thereby possibly avoiding further litigation and collection activities or formal bankruptcy proceedings. The workout plan was agreed to by this group of creditors and was approved on June 19, 1998. We began repayment to customers in the quarter ending September 1998. The Company paid all amounts owed to these creditors in full at the end of March 1999.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     At August 31, 1999, there were 20,000,000 shares of Common Stock authorized, 9,681,607 of which were outstanding and held of record by approximately 143 holders. This does not include shareholders whose Common Stock is held in street name. As of June 30, 1999, 400,000 shares of the Company's capital stock was reserved for issuance under warrants, and warrants for 183,729 shares were outstanding. As of June 30, 1999, 1,312,347 shares of capital stock were reserved for issuance under options, and options to purchase 1,037,549 shares were outstanding.

     Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of the shareholders, and a majority vote is required for all actions to be taken by shareholders. Holders of Common Stock do not have cumulative voting rights which means that the holders of more than 50% of shares voting for the election of Directors can elect all of the Directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any Directors. Our Bylaws require that only a majority of the issued and outstanding shares of our Common Stock is required to transact business at a shareholders' meeting. The Common Stock has no preemptive, subscription or conversion rights.

     In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable.

     The Company has never declared or paid dividends on our Common Stock. The Company intends to retain earnings, if any, for the operation and expansion of the Company's business, and therefore does not anticipate paying any cash dividends in the foreseeable future. See "DIVIDEND POLICY" at Page 35.

PREFERRED STOCK

     The Company is authorized to issue up to 300,000 shares of Preferred Stock, par value $1.00, all of which has been designated Series A Convertible Preferred Stock. All of the Series A Convertible Preferred Stock has been issued to Astoria.

     Conversion. Each share of the Preferred Stock is convertible at the option of the holder thereof, at any time, into 1.667 shares of Common Stock (currently 500,100 shares). The conversion rate will be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, reorganization or recapitalization without consideration. In addition, the conversion rate is also adjusted following certain diluting issuances of Company securities. The Preferred Stock has no preemption rights or rights of first refusal (although the purchase agreements with Astoria do provide such rights).

     Voting. The holders of each share of Preferred Stock are entitled to vote with the Common Stock on an as converted to Common Stock basis.

     Dividends. The holders of shares of Preferred Stock are also entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation, at the rate per share of Twelve and One-Half Cents ($0.125) per annum, payable in preference to all other shareholders. The right to dividends on Preferred Stock is noncumulative. Such preferential dividends shall be payable in cash; provided that any holder of Preferred Stock may elect to be paid any such preferential dividends in shares of the Common Stock determined at a price of One Dollar ($1.00) per share of Common Stock (as adjusted). In addition to the preferred dividend, the holders of Preferred Stock are entitled to fully participate in and be paid any dividends declared and paid to the Common Stock or other stock of the Corporation on an as-converted to Common Stock basis.

     Liquidation Preference. Each holder of shares of Preferred Stock shall be entitled to receive a liquidation preference amount in cash equal to One Dollar and Sixty-Six and Seven-Tenths Cents ($1.667) per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares) plus any declared but unpaid dividends thereon. After payment of the liquidation preference amount, the remaining assets and surplus funds of the Corporation legally available for distribution, if any, shall be distributed ratably among all of the shareholders of record of the Company, with full right of participation by the holders of the Preferred Stock on an as-converted to Common Stock basis. A consolidation or merger of the Company where the shareholders of this Corporation do not retain at least fifty percent (50%) of the voting power of and interest in the successor entity is deemed to be a liquidation.

               DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

EXECUTIVE OFFICERS

     The following sets forth certain information regarding the executive officers of the Company as of August 31, 1999:

           NAME             AGE                     POSITION
           ----             ---                     --------
Philip Barrett............  43    Chairman of the Board
Gwyneth Gibbs.............  55    President and interim Chief Executive Officer
Geoffrey Wagner...........  42    Secretary
David R. Seaman...........  46    Chief Technical Officer
Larry A. Barcot...........  50    Vice President, North American Sales
Matthew R. Simmons........  25    Vice President, North American Operations

DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall be composed of seven Directors divided into three classes composed of two members in each of Classes I and II and three members in Class III. The Directors are elected to serve staggered three-year terms, with the term of one class of Directors expiring each year.

     The members of the Board of Directors of the Company currently are Mr. Philip Barrett, Mr. Gerald Chew, Mrs. Gwyneth Gibbs, Mr. Douglas Marshall and Mr. Geoffrey Wagner.

     The term of the following Class I Directors will expire at the 1999 Annual Meeting of Shareholders:

                                                                                  DIRECTOR
  NAME OF DIRECTOR     AGE*                 PRINCIPAL OCCUPATION                   SINCE
  ----------------     ----                 --------------------                  --------
Douglas                 43     Vice President of Marketing -- Bank of America       1998
  Marshall(1)........
Geoffrey Wagner(2)...   42     General Partner, Rockport Group L.P., a private      1998
                               investment firm

     There are no arrangements or understandings between any Director or executive officer and any other person pursuant to which he or she is or was to be selected as a Director or officer of the Company. The term of the following Class III Director will expire at the 2000 Annual Meeting of Shareholders:

                                                                                  DIRECTOR
  NAME OF DIRECTOR     AGE*                 PRINCIPAL OCCUPATION                   SINCE
  ----------------     ----                 --------------------                  --------
Gwyneth Gibbs........   56     President and Interim Chief Executive Officer        1999
                               of the Company

     The term of the following Class II Directors will expire at the 2001 Annual Meeting of Shareholders:

                                                                                  DIRECTOR
  NAME OF DIRECTOR     AGE*                 PRINCIPAL OCCUPATION                   SINCE
  ----------------     ----                 --------------------                  --------
Gerald Chew(1).......   39     Executive Vice President of Ancora Capital &         1998
                               Management Group LLC and Managing Director of
                               The Cairn Group, a management consulting firm
Philip Barrett(2)....   43     Chairman of the Board                                1998

-------------------------
 *  As of August 31, 1999.

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Except as described herein, each nominee or director has been engaged in his principal occupation set forth above during the past five years; there is no family relationship between any director or executive officer of the Company.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of twelve meetings and did not take any action by written consent during the fiscal year ended March 31, 1999 and the first quarter of fiscal 2000. No Director serving during the fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such Director served, except Mr. Marshall.

     The Company has a Compensation Committee and an Audit Committee of the Board; the Board of Directors does not have any nominating committee or any committee performing such functions.

     The Compensation Committee. The Compensation Committee is generally responsible for evaluating and recommending to the Board of Directors of the Company the granting of stock options to employees, including officers, and other eligible persons, and the setting of compensation for the executive officers of the Company. The executive officers of the Company have been delegated the responsibility of administering compensation programs (other than stock based) for the other employees of the Company, subject to overall budget review and approval by the Board of Directors.

     During the fiscal year ended March 31, 1999, the Compensation Committee of the Board of Directors consisted of Messrs. Hanschen and Konrad from April 1, 1998 through July 17, 1998, and consisted of Directors Barrett and Chew and, while he was a director, Mr. Hanschen, until February of 1999, when the Board of Directors appointed Messrs. Chew and Marshall to such committee. Messrs. Chew and Marshall are currently the members of such committee. The Compensation Committee conducted two meetings during the past fiscal year.

     The Audit Committee. The Audit Committee is generally responsible for recommending engagement of the Company's independent public accountants and is generally responsible for approving the services performed by such independent public accountants and for reviewing and evaluating the Company's accounting principles and our system of internal accounting controls.

     During the last fiscal year, the Audit Committee of the Board of Directors consisted of Messrs. Hanschen and Konrad from April 1, 1998 through July 17, 1998, and consisted of Messrs. Marshall and Wagner from July 17, 1998 until February of 1999. In February 1999 the Board of Directors appointed Messrs. Barrett and Wagner to such committee. Messrs. Barrett and

Wagner are currently the members of the Audit Committee, and such Audit Committee conducted five meetings during the past fiscal year.

DIRECTOR COMPENSATION

     The Company reimburses Directors for travel and other out-of-pocket expenses incurred in attending Board meetings but no cash compensation is otherwise paid to Directors.

     The Directors of the Company are also entitled to receive warrants and options under the 1993 Directors' Warrant Plan and the 1999 Stock Option Plan. As of August 31, 1999, warrants to purchase approximately 131,375 shares of the Company's Common Stock under the Director Plan were outstanding. See "EXECUTIVE COMPENSATION" at Page 45.

OFFICER AND DIRECTOR BIOGRAPHICAL INFORMATION

PHILIP BARRETT

     Mr. Barrett was appointed Chairman of the Company in February 1999. He is the former President and owner of Oregon Pro Sport, a company that manages professional sports teams including the Cascade Surge. Oregon Pro Sport was founded by Mr. Barrett in January 1995 and sold in November 1998. Prior to that time Mr. Barrett was the President and a partial owner of Supra Products, Inc. Mr. Barrett commenced his employment with Supra Products, Inc. in September 1984 and worked in the sales, finance and marketing divisions of that company until he became its President and partial owner in 1992. Supra Products was sold in September 1994 to Berwind Industries, Inc.

GWYNETH GIBBS

     Mrs. Gibbs joined the Company in October 1994, was initially responsible for Research and Development in Europe and subsequently was assigned worldwide responsibility for Research and Development in January 1998. Mrs. Gibbs was appointed President and interim Chief Executive Officer of the Company in October 1998, and was elected to the Board of Directors in February 1999. Prior to joining the Company, Mrs. Gibbs was Technical Director of an intelligent database start-up for 6 years, and before that held a number of positions in UK development organizations.

GEOFFREY WAGNER

     Mr. Wagner was appointed Secretary of the Company in February 1999. He is currently the General Partner of Rockport Group L.P. In September 1990 Mr. Wagner co-founded the Rockport Group L.P. and has been a General Partner since its inception. Rockport Group, L.P. invests its capital in a variety of industries, including technology, healthcare and apparel. Prior to 1990 Mr. Wagner held sales executive positions at several leading Wall Street firms including five years at Bear, Stearns & Co., Inc. and five years at Kidder, Peabody & Co., Inc.

DAVID R. SEAMAN

     Mr. Seaman is the Chief Technical Officer of the Company. He has served as a Vice President of the Company since June 1990 and has served as Research and Development Director since June 1982. He served as Managing Director of Blyth Software, Ltd. (now OMNIS Software Ltd.) from September of 1990 until June of 1993.

LARRY A. BARCOT

     Mr. Barcot is the Vice President of North American Sales and has served in this position since April 1998. Mr. Barcot had been involved in the technology industry since 1976. Since 1984, Mr. Barcot has provided consulting and software development services for companies on an international basis with the majority of software development projects completed using tools from OMNIS Software.

MATTHEW R. SIMMONS

     Mr. Simmons is the Vice President of North American Operations and has served in this position since January 1999. He joined the Company in August 1995, and has held a variety of positions within the UK Sales and Marketing division. Prior to joining the Company, Mr. Simmons worked for a Rapid Application Development tool vendor for 18 months.

GERALD CHEW

     Mr. Chew is currently Executive Vice President of Ancora Capital & Management Group, LLC since June 1998 and Managing Director of The Cairn Group since February 1997. From August 1996 to February 1997, he was Chief Operating Officer of SpotMagic, Inc. From November 1992 to July 1996, Mr. Chew served as Executive Director of Strategy Development for U S WEST, Inc. Since December 1995, Mr. Chew has served as Director of MDSI Mobile Data Solutions, Inc. Mr. Chew also serves as a Director of a number of private companies.

DOUGLAS MARSHALL

     Mr. Marshall is currently Vice President with Bank of America where he has held a number of marketing positions including Vice President of Advertising and Marketing Communications as well as product development and management roles. Prior to joining Bank of America in August of 1994, Mr. Marshall served as Marketing Director and Northwest Region manager for US Travel, a global travel management company. From June 1984 to July 1998, Mr. Marshall held a number of marketing positions with Seafirst Bank, a Seattle, Washington-based subsidiary of Bank of America Corporation.

KEY MANAGEMENT CHANGES

     There have been several recent key management changes:

     - During the first half of fiscal year 1998 the Chief Financial Officer of the Company, Mr. Kenneth Holmes, held the position of interim Chief Executive Officer and Chairman of the Board. Mr. Holmes left the Company in October 1998 citing time constraints and to pursue other interests. At that time, the then Vice President of Research and Development, Mrs. Gwyneth Gibbs, was appointed President and interim Chief Executive Officer.

     - In January 1999 Mr. Kevin Doyle, the Vice President of Marketing, left the Company to pursue other interests.

     - In July 1998 Mr. David Colby and Mr. William Konrad resigned from the Board of Directors stating time constraints with other business interests were too demanding to permit them to serve as active directors of the Company. At that time the Board of Directors appointed Mr. Philip Barrett, Mr. Gerald Chew, Mr. Douglas Marshall and Mr. Geoffrey Wagner to serve on as directors of the Company. Directors Chew and Barrett were then elected by the shareholders in September 1998.

     - Mr. Kenneth Holmes then resigned from the Board of Directors in October 1998 in connection with his departure from the Company. Mr. Richard Hanschen was appointed Chairman of the Board at that time. Mr. Hanschen then resigned as the Chairman of the Board and as a director of the Company in December 1998. At that time Mr. Philip Barrett was appointed Chairman of the Board.

     - Mrs. Gwyneth Gibbs, the President and interim Chief Executive Officer of the Company, was appointed as an additional director of the Company in February 1999.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth as of August 31, 1999, certain information with respect to the beneficial ownership of the Company's voting securities by
(i) any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each Director and each nominee for Director, (iii) each of the named executive officers identified in the Summary Compensation Table appearing herein, and (iv) all Directors and executive officers of the Company as a group.

                                                     NUMBER      PERCENT
                                                    OF SHARES   OF TOTAL    NUMBER OF   PERCENT OF
                                                       OF          OF       SHARES OF    TOTAL OF
                                                    PREFERRED   PREFERRED    COMMON       COMMON
               NAME AND ADDRESS(1)                  STOCK(2)    STOCK(2)      STOCK       STOCK
               -------------------                  ---------   ---------   ---------   ----------
Astoria Capital Partners L.P......................   300,000      100.0%    3,543,344      36.1%
  735 Second Avenue
  San Francisco, CA 94118
Philip Barrett(3)........................................................   1,662,500      17.0%
Gerald Chew(4)...........................................................     109,500       1.1%
Gwyneth Gibbs(5).........................................................      84,375         *
Douglas Marshall(6)......................................................     109,500       1.1%
Geoffrey Wagner(7).......................................................   2,292,500      22.9%
David Seaman(8)..........................................................      24,636         *
Matt Simmons(9)..........................................................     174,914       1.8%
Larry Barcot(10)(13).....................................................      64,400+        *+
Kevin Doyle(11)(13)......................................................            +        *+
Kenneth Holmes...........................................................           0       0.0%
All Directors and executive officers as a group (8 persons)(12)(13)......   4,521,325+     45.2%+

-------------------------
  *  Less than 1%

  + The number of options exercisable by Larry Barcot and Kevin Doyle within 60 days of the Record Date cannot be calculated; see the notes 10, 11 and 13 below.

 (1) Except as otherwise indicated below, the persons whose names appear in the table above have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to community property laws, where applicable.

 (2) "Preferred Stock" refers to the Series A Convertible Preferred Stock, which is convertible into 1.667 shares of the Common Stock.

 (3) Mr. Barrett is one of our directors and is a member of the Audit Committee. Includes Warrants to purchase 12,500 shares of Common Stock convertible within 60 days of the Record Date held by Mr. Barrett and 1,650,000 shares of Common Stock owned by Philip and Debra Barrett Charitable Remainder Trust, of which Mr. Barrett is a trustor and a trustee. Grant of Warrants subject to qualification with State securities laws.

 (4) Mr. Chew is one of our directors. Represents 12,500 Warrants and 96,250 options to purchase shares of Common Stock convertible within 60 days of the Record Date held by Mr. Chew. Grants subject to qualification with State securities laws. The grant of the options is subject to ratification of Proposal 3 hereof by the stockholders.

 (5) Mrs. Gibbs is one of our directors. Includes options to purchase 4,375 shares of Common Stock exercisable within sixty (60) days of the Record Date held by Mrs. Gibbs. As part of Proposal 3, the stockholders are being asked to ratify the grant of stock options in the amount of 65,000 shares of the common stock of the Company to Mrs. Gibbs under the Omnis Technology Corporation 1999 Stock Option Plan, with one-third of such options vesting on July 31, 2000 and 1/24 of the remainder of such options vesting each month thereafter.

 (6) Mr. Marshall is one of our directors. Represents 12,500 Warrants and 96,250 options to purchase shares of Common Stock convertible within 60 days of the Record Date held by Mr. Marshall. Grants subject to qualification with State securities laws. The grant of the options is subject to ratification of Proposal 3 hereof by the stockholders.

 (7) Mr. Wagner is one of our directors and is a member of the Audit Committee. Includes Warrants to purchase 12,500 shares of Common Stock convertible within 60 days of the Record Date held by Mr. Wagner, 1,420,000 shares of Common Stock owned by Rockport Group LP, of which Mr. Wagner is the sole general partner, 850,000 shares of Common Stock owned by RCJ Capital Partners LP, of which Rockport Group LP is the sole general partner; Director Geoffrey Wagner is the sole general partner of Rockport Group LP; and 10,000 shares of Common Stock purchased on April 5, 1999 by a trust of which the reporting person's wife is the sole beneficiary; the reporting person disclaims beneficial ownership of such 10,000 shares except to the extent of his pecuniary interest in such shares. Grant of Warrants subject to qualification with State securities laws.

 (8) Includes options to purchase 13,854 shares of Common Stock exercisable within sixty (60) days of the Record Date held by Mr. Seaman.

 (9) Includes options to purchase 1,634 shares of Common Stock exercisable within sixty (60) days of the Record Date held by Mr. Simmons.

(10) Represents options to purchase 60,000 shares of Common Stock exercisable within sixty (60) days of the Record Date held by Mr. Barcot. In addition, under the Employment Agreement effective April 1, 1998 between the Company and Mr. Barcot, Mr. Barcot is entitled to receive options for 240,000 shares of the Company's common stock vesting over six years, except that in the event that the Company's average closing sale price of its common stock for the ten trading days ending on September 30, 1999 ("Average Closing Sale Price") meets or exceeds $6 per share, then a certain number of shares will vest on September 30, 1999 based on a sliding scale from 60,000 shares related to a price of $6 per share up to a maximum of 240,000 shares related to a price of $18 per share (in which event Mr. Doyle would have a total of 240,000 options vested). If the maximum number of options so vested, Mr. Doyle would own 4,400 shares and have 240,000 options exercisable within 60 days of the Record Date (which would relate to 2.3% of "Percent of Total Common Stock" in the table above).

(11) The Employment Agreement dated as of April 1, 1998 between the Company and Mr. Doyle terminated on January 15, 1999, except that in the event the Average Closing Sale Price meets or exceeds $6 per share, then a certain number of shares will vest on September 30, 1999 based on a sliding scale from 75,000 shares related to a price of $6 per share up to a maximum of 300,000 shares related to a price of $18 per share, in which case Mr. Doyle will have 3 months after September 30, 1999 to exercise the option with respect to any such vested shares. If 300,000 options so vested, Mr. Doyle would have 300,000 vested options exercisable within 60 days of the Record Date (which would relate to 2.9% of "Percent of Total Common Stock" in the table above).

(12) Includes the shares, options, and warrants described in footnotes 3 through 10.

(13) If the Average Closing Sale Price (defined in note 10 above) on September 30, 1999 meets or exceeds $6, then a certain number of shares will vest for Mr. Barcot and Mr. Doyle on September 30, 1999 based on a sliding scale from 135,000 shares (total) related to a price of $6 per share up to a maximum of 540,000 shares (total) related to a price of $18 per share. If the maximum number of such options vest on September 30, 1999, then the group of Directors and executive officers would have 5,001,325 of such shares, warrants and options (which would relate to 47.7% of "Percent of Total Common Stock" in the table above).

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table shows, as to the Chief Executive Officer and each of the other current executive officers and former executive officers whose salary plus bonus exceeded $100,000, information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                      ANNUAL COMPENSATION                   AWARDS
                         ---------------------------------------------   ------------
                                                        OTHER ANNUAL                       ALL OTHER
                         YEAR   SALARY($)   BONUS($)   COMPENSATION($)     OPTIONS      COMPENSATION($)
                         ----   ---------   --------   ---------------   ------------   ---------------
Gwyneth Gibbs(1).......  1999     79,084     33,298        22,916            5,000            --
  Interim Chief
     Executive           1998     77,117         --        23,264               --            --
  Officer, Vice
     President           1997     64,323         --        21,862            1,000            --
                                                                                              --
David R. Seaman(2).....  1999    143,635         --        51,393            5,000            --
  Chief Technical
     Officer             1998    141,329         --        34,967            2,000            --
  and Research &         1997    124,225         --        54,967            1,000            --
  Development Director
                                                                                              --
Larry Barcot(3)........  1999     80,000     30,000            --          240,000            --
                         1998         --         --            --               --            --
                         1997         --         --            --               --            --
                                                                                              --
Matthew Simmons(4).....  1999     45,124         --        81,428            3,500            --
                         1998     32,520         --        63,314               --            --
                         1997     24,121         --        17,367              500            --
                                                                                              --
Kevin Doyle(5).........  1999     79,167     32,500            --          300,000            --
                         1998         --         --            --               --            --
                         1997         --         --            --               --            --
                                                                                              --
Kenneth Holmes(6)......  1999     53,098     56,667            --          100,000            --
                         1998     53,447     26,681            --               --            --
                         1997         --         --            --               --            --

-------------------------
(1) Mrs. Gibbs, 56*, is paid in U.K. pounds sterling, which have been converted into U.S. dollars at the average exchange rate for the applicable fiscal year. "Other Annual Compensation" represents amounts contributed to the OMNIS Software Limited Retirement Scheme on Mrs. Gibbs' behalf (an aggregate of $20,482 in 1997, $21,459 in 1998 and $20,921 in 1999). See "Directors,
    Executive Officers and Control Persons -- Officer and Director Biographical Information" at Page 40 for Mrs. Gibbs' biographical information.

(2) Mr. Seaman, 46*, is paid in U.K. pounds sterling, which have been converted into U.S. dollars at the average exchange rate for the applicable fiscal year. "Other Annual Compensation" represents the value of the use of an automobile and amounts paid or reimbursed for automobile use ($16,805 in 1997, $3,343 in 1998 and $12,875 in 1999) and amounts contributed to the OMNIS Holdings Limited Retirement Benefits Scheme and the OMNIS Software Limited Retirement Scheme on Mr. Seaman's behalf (an aggregate of $39,204 in 1997, $31,807 in 1998 and $38,381 in 1999). See
    "Directors, Executive Officers and Control Persons -- Officer and Director Biographical Information" at Page 40 for Mr. Seaman's biographical information.

(3) See "Directors, Executive Officers and Control Persons -- Officer and Director Biographical Information" at Page 40 for biographical information on Mr. Barcot, 50*.

(4) Mr. Simmons, 25*, is paid in U.K. pounds sterling, which have been converted into U.S. dollars at the average exchange rate in effect for the applicable fiscal year. "Other Annual Compensation" represents the value of the use of an automobile and amounts paid or reimbursed for automobile use ($10,059 in 1998 and $3,603 in 1999), a mobile phone ($322 in 1999), amounts contributed to the OMNIS Software Limited Retirement Scheme on Mr. Simmons' behalf (an aggregate of $419 in 1998 and $1,807 in 1999) and commissions ($17,696 in 1997, $57,683 in 1998 and $71,135 in 1999). See "Directors, Executive
    Officers and Control Persons -- Officer and Director Biographical Information" at Page 40 for Mr. Simmons' biographical information.

(5) Mr. Doyle, 43*, served as Vice President of Marketing for the Company since he joined the Company in April of 1998 until his employment terminated as of January 15, 1999. Prior to joining the Company, Mr. Doyle has had over 22 years of technology consulting experience, including over 14 years experience developing and delivering solutions using the products of OMNIS Software. Mr. Doyle was a founder of the Macintosh Consultants Network, formed in 1988.

(6) Mr. Holmes, 33*, served as Chairman, interim Chief Executive Officer, and Chief Financial Officer of the Company from February 1998, and Director of Finance from his joining the Company in August of 1997, until he resigned from the Board of Directors in October 1998. Prior to joining the Company, Mr. Holmes served as Assistant Controller of NeXT Software, Inc. from July 1996 to March 1997. From March 1994 to July 1996, Mr. Holmes was Controller at ENlighten Software Solutions, Inc., a worldwide independent supplier of software for system administration. Mr. Holmes was an accountant with KPMG Peat Marwick LLP from August 1991 through March 1994.

(*) Ages are as of August 31, 1999.

STOCK OPTION GRANTS AND EXERCISES

     The following table shows, as to the individuals named in the Summary Compensation Table above (the "Named Executive Officers"), information concerning stock options granted during the fiscal year ended March 31, 1999. This table also sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the Rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of the grant of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The Company does not necessarily agree that this method properly values an option. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                       ---------------------------------------------------------------     VALUE AT ASSUMED
                                             % OF TOTAL                                     ANNUAL RATES OF
                                              OPTIONS                                         STOCK PRICE
                           NUMBER OF         GRANTED TO                                     APPRECIATION OF
                           SECURITIES       EMPLOYEES IN                                    OPTION TERM(3)
                       UNDERLYING OPTIONS      FISCAL      EXERCISE PRICE   EXPIRATION   ---------------------
                         GRANTED(1)(#)        YEAR(2)          ($/SH)          DATE        5%($)      10%($)
                       ------------------   ------------   --------------   ----------   ---------   ---------
David R. Seaman......         5,000             0.68%           0.75         5/19/08        2,358       5,977
Gwyneth Gibbs........         5,000             0.68%           0.75         5/19/08        2,358       5,977
Larry Barcot.........       240,000            32.81%           0.78          4/1/08      117,880     298,731
Matt Simmons.........         3,500             0.48%           0.75         5/19/08        1,651       4,184
Kevin Doyle(4).......       300,000            41.01%           0.78          4/1/08      147,350     373,414
Kenneth Holmes(5)....       100,000            13.67%           0.75         5/19/08       47,167     119,531

-------------------------
(1) Options granted under the Company's 1987 Stock Option Plan or 1996 Stock Option Plan are granted with an exercise price not less than at 100% of fair market value of the Company's Common Stock at the date of grant and generally vest over a four-year period.

(2) During the fiscal year ended March 31, 1999, the Company granted a total of 731,500 options and warrants to employees subject to certain vesting schedules and other conditions.

(3) This column sets forth hypothetical gains or "option spreads" for the options at the end of their respective ten-year terms, as calculated in accordance with the rules of the Securities and Exchange Commission. Each gain is based on an arbitrarily assumed annualized rate of compound appreciation of the market price at the date of grant of 5% and 10% from the date the option was granted to the end of the option term. The 5% and 10% rates of appreciation are specified by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future performance of the Company's Common Stock and overall market conditions.

(4) The Employment Agreement dated as of April 1, 1998 between the Company and Mr. Doyle terminated on January 15, 1999, except that in the event the average of the closing price of a share of Common Stock on each of the days from September 21, 1999 through September 30, 1999 meets or exceeds $6, then a certain number of shares will vest based on a sliding scale from 75,000 shares related to a price of $6 per share up to a maximum of 300,000 shares related to a price of $18 per share, in which case Mr. Doyle will have 3 months after September 30, 1999 to exercise the option with respect to any such vested shares.

(5) Mr. Holmes resigned in October of 1998 prior to the vesting of any options granted to him.

(6) Employees who are eligible may participate in the 1994 Stock Purchase Plan ("Purchase Plan") to purchase up to $25,000 of shares of the Common Stock of the Company during each calendar year at 85% of fair market value as described in more detail below in "Other Employee Benefit Plans -- 1994 Employee Stock Purchase Plan." None of Mrs. Gibbs, Mr. Seaman, Mr. Simmons or Mr. Barcot elected to purchase shares under the Purchase Plan during fiscal 1999. As of July 27, 1999, Mrs. Gibbs, Mr. Seaman, Mr. Simmons and Mr. Barcot are eligible to participate in the Purchase Plan.

No options were exercised by the Named Executive Officers during the last fiscal year. The following table shows, as to the Named Executive Officers, the value of unexercised options at March 31, 1999. None of these options were in-the-money as of March 31, 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES UNDERLYING
                                                                  UNEXERCISED OPTIONS/SARS
                                                                   AT MARCH 31, 1999(#)(1)
                                                             -----------------------------------
                           NAME                              EXERCISABLE   UNEXERCISABLE   VALUE
                           ----                              -----------   -------------   -----
Gwyneth Gibbs..............................................     2,395          4,179        $--
David R. Seaman............................................    11,610         29,032        --
Matthew Simmons............................................       291          3,810        --
Larry Barcot...............................................         0        240,000        --
Kevin Doyle(2).............................................         0        300,000        --
Kenneth Holmes(3)..........................................         0              0        --

-------------------------
(1) The Company has not granted any stock appreciation rights and our stock plans do not provide for the granting of such rights.

(2) The Employment Agreement dated as of April 1, 1998 between the Company and Mr. Doyle terminated on January 15, 1999, except that in the event the average of the closing price of a share of Common Stock on each of the days from September 21, 1999 through September 30, 1999 meets or exceeds $6, then a certain number of shares will vest based on a sliding scale from 75,000 shares related to a price of $6 per share up to a maximum of 300,000 shares related to a price of $18 per share, in which case Mr. Doyle will have 3 months after September 30, 1999 to exercise the option with respect to any such vested shares.

(3) Mr. Holmes resigned in October of 1998 prior to the vesting of any options granted to him.

OTHER EMPLOYEE BENEFIT PLANS

EMPLOYMENT CONTRACTS

     David M. Seaman. The Service Agreement effective April 1, 1990 between the Company and Mr. Seaman retains Mr. Seaman as the Company's Chief Technical Officer for an initial term of four (4) years, which is automatically renewed for subsequent two year terms unless the agreement is terminated by either party by delivery of six months prior notice. The Service Agreement was automatically renewed for two-year terms in April 1994, April 1996, and April 1998. It provides for an annual base salary of 48,000 pounds sterling, with annual increases based on a United Kingdom consumer index throughout the term of the agreement. In addition, Mr. Seaman is entitled to (1) an annual incentive bonus of 25% of his base salary if certain annual profitability goals are achieved (no bonuses have been paid to date), (2) an automobile and payments or reimbursements for automobile expenses, and (3) Company contributions to a retirement plan on his behalf. See "OMNIS Holdings Limited Retirement Benefits Scheme" and "OMNIS Software Limited Retirement Benefits Scheme."

     Larry Barcot. The Employment Agreement effective April 1, 1998 between the Company and Mr. Barcot provides employment on an at-will basis with an annual salary of $80,000. In addition, Mr. Barcot is entitled to receive up to 150% of his annual salary if certain profitability goals are achieved and to options for 240,000 shares of the Company's common stock vesting over six years, though such shares may vest earlier on September 30, 1999 if the Company's average closing sale price of its common stock for the ten trading days ending on September 30, 1999 ("Average Closing Sale Price") meets or exceeds certain levels.

     Kevin Doyle. The Employment Agreement dated as of April 1, 1998 between the Company and Mr. Doyle terminated on January 15, 1999, except that in the event the average of the closing price of a share of Common Stock on each of the days from September 21, 1999 through September 30, 1999 meets or exceeds $6, then a certain number of shares will vest based on a sliding scale from 75,000 shares related to a price of $6 per share up to a maximum of 300,000 shares related to a price of $18 per share, in which case Mr. Doyle will have 3 months after September 30, 1999 to exercise the option with respect to any such vested shares.

OMNIS HOLDINGS LIMITED RETIREMENT BENEFITS SCHEME

     The Company, through its United Kingdom subsidiary, OMNIS Holdings Limited (formerly Blyth Holdings Limited), sponsors a retirement plan, the OMNIS Retirement Benefits Scheme ("OHL Retirement Plan"). The only participant in the OHL Retirement Plan is David R. Seaman. Participation in the OHL Retirement Plan is frozen; no additional employees may participate. The OHL Retirement Plan provides retirement benefits upon attainment of normal retirement age and incidental benefits in case of death or termination of employment prior to retirement. A participant's normal retirement benefit is 66.66% of his final remuneration; reduced if the participant has less than ten years of service with OMNIS Holdings Limited. OMNIS Holdings Limited makes annual contributions under the OHL Retirement Plan to fund promised retirement benefits. The OHL Retirement Plan is partially insured through the Sun Life Assurance Society. The assets held under the OHL Retirement Plan which are not used to pay insurance premiums are held in trust for investment purposes for the benefit of the OHL Retirement Plan. OMNIS Holdings Limited retains the right to terminate the OHL Retirement Plan at any time upon thirty days prior written notice.

OMNIS SOFTWARE LIMITED RETIREMENT BENEFITS SCHEME

     The Company also sponsors a retirement plan called the OMNIS Software Ltd. Retirement Benefits Scheme ("OMNIS Software Retirement Plan") for substantially all employees of OMNIS Software Limited (formerly Blyth Software Limited). The OMNIS Software Retirement Plan provides retirement benefits upon attainment of normal retirement age and incidental benefits in case of death or termination of employment prior to retirement. OMNIS Software Limited makes annual contributions under the OMNIS Software Retirement Plan to fund promised retirement benefits. In addition, participants are entitled to make voluntary contributions under the OMNIS Software Retirement Plan to increase their benefits. Currently, OMNIS Software Limited contributes an amount equal to 1/8% of each participants' compensation under the OMNIS Software Retirement Plan. OMNIS Software Limited retains the right to terminate the OMNIS Software Retirement Plan at any time upon thirty days prior written notice.

401(k) EMPLOYEE SAVINGS PLAN

     The Company established a 401(k) Employee Savings and Retirement Plan (the "401(k) Plan") in November 1992. The 401(k) Plan is a qualified profit sharing plan and salary deferral program under the Federal tax laws and is administered by the Company. All employees of the Company (except for certain specifically excluded classifications as defined in the 401(k) Plan) are eligible to participate in the 401(k) Plan on the first day of each quarter upon attainment of age 21. Participants may defer from 1% to 15% of their total salary (including bonuses and commissions) each pay period through contributions to the 401(k) Plan. The Company makes a matching contribution of 10% of the amount contributed by the participant up to a maximum of 15% of the salary deferral. All salary deferral and Company matching contributions are credited to separate accounts maintained in trust for each participant and are invested, at the participant's direction, in one or more of the investment funds available under the 401(k) Plan. All account balances are adjusted at least annually to reflect the investment earnings and losses of the trust fund.

     Each participant is fully vested in the portion of his or her account under the 401(k) Plan in which such participant contributed. The portion contributed by the Company vests over live years. Distribution may be made from a participant's account upon termination of employment, retirement, disability, death or in the event of financial hardship or attainment of age 59 1/2.

     The federal tax laws limit the amount which may be added to a participant's account for any one year under a qualified plan such as the 401 (k) Plan to the lesser of (i) $30,000 or (ii) 25% of the Participant's compensation (net of salary deferral contributions) for the year. In addition, not more than $9,500 of compensation may be deferred by a participant through salary deferral contributions in any one calendar year.

     This program was suspended in fiscal year 1998 and the Company plans to reinstate it in fiscal year 2000, if appropriate under the circumstances.

1987 STOCK OPTION PLAN

     Under the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Plan"), incentive stock options to purchase shares of common stock were granted to directors, officers, key employees and consultants. The 1987 Plan had a ten-year term that expired in 1997. Options granted and outstanding under the 1987 Plan remain in force until exercised by the holder, terminated as a result of the holder terminating employment, or the term expires or otherwise terminates under the terms of the 1987 Plan.

     Options were issued at prices not less than 100 percent and 85 percent, for incentive and non-statutory options, respectively of the estimated fair value of the Common Stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the 1987 Plan generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over a period up to five years. The Company has certain repurchase rights and rights of first refusal on shares purchased under the 1987 Plan.

1993 DIRECTORS' AND ADVISORS' WARRANT PLANS

     The 1993 Directors' Warrant Plan (the "Director Plan") was adopted by the Board of Directors in September 1993 and was approved by the stockholders in August 1994. The Director Plan provided for automatic non-discretionary grants of warrants to non-employee Directors ("Outside Directors"). Each Outside Director elected on or after the date of adoption of the Director Plan was automatically granted a warrant to purchase a certain number of shares of Common Stock upon the date he or she became a Director of the Company pursuant to a vesting schedule related to the term of such Director (an "Initial Warrant"). After becoming a Director, each Outside Director was automatically granted a warrant to purchase an additional number shares of Common Stock on September 1 of each year, provided that he or she had served for at least six (6) months as of such date and was then serving as an Outside Director ("Subsequent Warrant"). In July of 1998 the Directors' Plan was amended to increase the number of shares reserved to the plan to 300,000 shares, to increase the Initial Warrant to 30,000 shares and to increase the Subsequent Warrant to 5,000 shares. Directors Mr. Barrett, Mr. Chew, Mr. Marshall, and Mr. Wagner each received a warrant to purchase 30,000 shares when they were appointed to the Board of Directors. Mr. Hanschen received a warrant to purchase 5,000 shares as of September 1, 1998. As of the Record Date, warrants to purchase approximately 131,375 shares of the Company's Common Stock under the Director Plan were outstanding.

     Under the Company's 1993 Advisors' Warrant Plan (the "Advisors Plan"), warrants to purchase shares of common stock have been granted to advisors; under the Advisors' Plan, such warrants terminated sixty (60) days after an advisor ceased to be an Advisor to the Company. The Company originally reserved 12,000 shares of common stock for issuance under the Advisors Plan. In July, 1998, the disinterested directors of the Company amended the Advisors Plan to increase the number of shares reserved for issuance to 100,000 shares. In connection with the issuance of convertible debentures in 1995, 1996 and 1997, the Company granted certain additional warrants to purchase shares of common stock. The warrants expire at various dates between 1999 and 2002.

1994 EMPLOYEE STOCK PURCHASE PLAN

     The 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in May 1994 and the shareholders of the Company in August 1994. As a result of a 1-for-10 reverse split approved by the shareholders at the 1997 Annual Meeting (the "Reverse Split"), the total of 400,000 shares of Common stock then reserved for issuance under the Purchase Plan were split into 40,000 shares. In July 1998 the Board of Directors amended the Purchase Plan to increase the number of shares of common stock of the Company reserved for issuance under the Plan to 250,000 and this amendment was approved by the shareholders in the 1998 Annual Meeting. As of March 31, 1999 the number of shares of common stock of the Company elected to be purchased by participating employees of the Company was 39,340 when adjusted for the reverse stock split in 1997 under the terms of the Plan.

     Administration. The Board of Directors or its Compensation Committee (the "Plan Administrator") administers the Purchase Plan, which is intended to qualify under Section 423 of the Code. The Compensation Committee of the Board of Directors currently acts as Plan Administrator of the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Plan Administrator, and its decisions are final, conclusive and binding upon all participants.

     Eligibility and Participation; Withdrawal. Company employees are eligible to participate in the Purchase Plan if they are customarily employed for at least 20 hours per week and more than five months per year. Moreover, the Board may designate that such employees of its subsidiaries are eligible to participate in the Purchase Plan. However, no employee may be granted the right to purchase more than $25,000 of common stock in any calendar year determined with reference to the grant date of the right to purchase during the applicable offering period.

     Eligible employees become participants in the Purchase Plan by filing with the payroll office of the Company a subscription agreement authorizing payroll deductions prior to the applicable offering date of up to 10 percent of the employee's compensation for an Offering Period (as defined below). An employee may withdraw from the Purchase Plan at any time by giving written notice to the Company. In such a case, all of the payroll deductions credited to the employee's account and not yet used to purchase common stock are refunded.

     Offering Periods. The Purchase Plan is implemented by consecutive and overlapping offering periods of two years ("Offering Periods") with a new Offering Period commencing on the first trading day on or after October 1 and April 1 of each year. The Plan Administrator may change the commencement date and duration of Offering Periods without obtaining shareholder approval.

     Purchase Price. The purchase price per share at which shares are sold to employees under the Purchase Plan is 85 percent of the lower of the fair market value of the Company's common stock (a) on the date of commencement of the Offering Period or (b) on the applicable Exercise Date within such Offering Period. The applicable "Exercise Date" is the last day of the particular six-month exercise period within the Offering Period. The fair market value of the Company's common stock on a given date is determined with reference to the closing sale price for the Company's common stock or the average of the closing bid and ask prices for the common stock on the date of such determination pursuant to standards set forth in the Plan. In the absence of an established market for the common stock, the fair market value shall be determined in good faith by the Board of Directors.

1996 STOCK OPTION PLAN

     In anticipation of the termination of the 1987 Plan, shareholders of the Company approved the 1996 Stock Option Plan (the "1996 Plan") for either non-qualified or incentive stock options. Generally options under the 1996 Plan vest over a four-year period. The Company originally reserved 45,000 shares of common stock for issuance under the 1996 Plan. In September, 1997, shareholders of the Company amended the Plan to increase the number of shares reserved for issuance to 130,000 shares. In September, 1998, shareholders of the Company amended the 1996 Plan to increase the number of shares reserved for issuance to 600,000 shares.

     Options must be issued at prices not less than 100 percent and 85 percent, for incentive and non-statutory options, respectively of the estimated fair value of the Common Stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the 1996 Plan generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over a period up to five years. The Company has certain repurchase rights and rights of first refusal on shares purchased under the 1996 Plan.

1999 STOCK OPTION PLAN

     In April 1999, the Board of Directors determined that it was in the best interests of the Company to adopt the Omnis Technology Corporation 1999 Stock Option Plan (the "1999 Plan") to consolidate options to be issued to directors, officers, key employees, consultants and advisors under a single option plan and to terminate the Directors Plan, the separate 1993 Advisors Plan and the 1996 Plan, except as to warrants and options then issued and outstanding under such plans. The Board of Directors adopted the 1999 Plan and 1,500,000 shares of the common stock of the Company were reserved for issuance under the 1999 Plan. The Board of Directors plans to present the 1999 Plan for approval to the shareholders of the Company at their 1999 annual meeting.

     Options must be issued at prices not less than 100 percent and 85 percent, for incentive and non-statutory options, respectively of the estimated fair value of the Common Stock on the date of grant and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the 1999 Plan generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over a period up to five years. The Company has certain repurchase rights and rights of first refusal on shares purchased under the 1999 Plan.

     Subject to the approval of the shareholders, in April 1999 we granted incentive stock options to our employees to acquire a total of 411,000 shares of the common stock of the Company at an exercise price of $1.02 per share, with the right to exercise such options vesting over a three-year period. In July 1999 the disinterested directors approved a grant of options to purchase an aggregate of 258,000 shares of Common stock to Directors Gerald Chew, Douglas Marshall and Gwyneth Gibbs, at an exercise price of $3.88 per share. The options of Mr. Chew and Mr. Marshal vest on July 31, 1999, and the option of Mrs. Gibbs vests over a period ending July 31, 2002, with one-third of the options vesting on July 31, 2000 and the remainder vesting pro rata over the remaining 24-month period. No stock options were offered or granted to either Directors Barrett or Wagner and no commitments exist to offer or grant any such options or equivalent rights to such person at any time. The Company will ask the stockholders to ratify the grant of stock options to the above listed Directors and officers of the Company under the 1999 Plan at the their 1999 meeting.

     See also "DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS" at Page 38 and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" at Page 33.

     In addition, on July 31, 1999, pursuant to prior commitments made by the Company, the Board separately granted nonincentive stock options to Mr. David Ferri and to Mr. Carlton Baab effective as of that date. Mr. Ferri and Mr. Baab have been consultants to the Company. The option granted to Mr. Ferri is for 25,000 shares of Common Stock at an exercise price of $1.02 per share, and is fully vested. The option granted to Mr. Baab is for 50,000 shares of Common Stock at an exercise price of $1.02 per share, and vests over a period ending July 31, 2002.

                    CHANGE IN ACCOUNTANTS AND LEGAL COUNSEL

     On November 10, 1998 the independent public accounting firm of Deloitte & Touche LLP resigned as the independent public accountants of the Company. On March 15, 1999 the independent public accounting firm of Grant Thornton LLP, was engaged as the independent public accountants of the Company. During the 1999 fiscal year the law firm of Wilson, Sonsini, Goodrich & Rosati also withdrew as legal counsel for the Company. The law firm of Landels Ripley & Diamond, LLP, 350 The Embarcadero, San Francisco, California 94105-1250, has since been retained as general legal counsel for the Company; and the law firm of Finnegan, Henderson, Farabow, Garret & Dunner, LLP of Washington, D.C. and Palo Alto, California has been retained as patent counsel for the Company.

     The validity of the issuance of the securities offered hereby will be passed upon for the Company and the selling shareholders by Landels, Ripley & Diamond LLP.

     Landels Ripley & Diamond, LLP have agreed to accept 27,500 shares of our Common Stock in lieu of approximately $50,000 of accrued and unpaid legal fees. The Company's Board of Directors authorized the issuance of such shares on July 21, 1999, but the shares have not yet been issued.

                                    EXPERTS

     The consolidated financial statements of the Company, including the notes thereto, together with the independent auditors' reports thereon are presented beginning on Page F-1.

     The financial statements for the year ended March 31, 1998 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph concerning certain factors which raise substantial doubt about the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the Company for the year ended March 31, 1999 appearing in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.

   DISCLOSURE OF COMMISSION PROVISIONS OF INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

     The Company is incorporated in Delaware. Delaware law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Certificate of Incorporation and Bylaws of the Company, as well as certain indemnity agreements with its directors, executive officers and key employees and with the directors, executive officers and key employees of its subsidiaries, provide the maximum indemnity allowed to directors and executive officers by the Delaware General Corporation Law, as well as certain additional procedural protections. In addition, the indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding. The indemnification provision in the indemnity agreements entered into between the Company and its directors and executive officers may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities arising under the Securities Act.

     The Company has also agreed to indemnify Astoria against certain liabilities, including liabilities under the Securities Act. Furthermore, Astoria has agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act. Such agreements also provide for rights of contribution if such indemnification is not available.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN GET MORE INFORMATION

     This Prospectus constitutes part of a Registration Statement on Form SB-2 that the Company has filed with the SEC under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information contained in the Registration Statement. For further information about the Company and the securities offered hereby, refer to the Registration Statement and its Exhibits. Any statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

     At your request, we will provide you, without charge, a copy of any exhibits to the registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

              Omnis Technology Corporation
              981 Industrial Boulevard, Building B
              San Carlos, California 94070-4117
              (650) 632-7100

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and files reports and other information with the SEC in accordance therewith. Such reports and other information filed by the Company are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.

     The Company will send a copy of its Annual Report on Form 10-KSB/A to security holders in conjunction with the filing as of March 31, 1999 with the SEC of its Form 10-KSB/A for fiscal year 1999. The Annual Report includes audited financial statements. Additional copies of the Annual Report can be obtained from the Company at the address and telephone number listed above or from the SEC as described above.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INDEPENDENT AUDITORS' REPORTS...............................  F-2
CONSOLIDATED BALANCE SHEETS.................................  F-4
CONSOLIDATED STATEMENTS OF OPERATIONS.......................  F-5
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.............  F-6
CONSOLIDATED STATEMENTS OF CASH FLOWS.......................  F-7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of OMNIS Technology Corporation:

     We have audited the accompanying consolidated balance sheet of OMNIS Technology Corporation and subsidiaries as of March 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OMNIS Technology Corporation and subsidiaries at March 31, 1999, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

San Francisco, California
June 1, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of OMNIS Technology Corporation:

     We have audited the accompanying consolidated statements of operations of OMNIS Technology Corporation and subsidiaries, and the related consolidated statements of stockholders' equity (deficiency), and cash flows for the year ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations of OMNIS Technology Corporation and subsidiaries and their cash flows for the year ended March 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and negative cash flows from operations, has a working capital and stockholders' deficiency at March 31, 1998, limited cash resources, and significant past due amounts due to creditors. These matters, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

San Jose, California
May 22, 1998

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              MARCH 31,     JUNE 30,
                                                                1999          1999
                                                              ---------    -----------
                                                                           (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    271      $    432
  Accounts receivable (less allowances for doubtful accounts
     of $150 and $140, respectively)........................       764           786
  Inventories...............................................        13            12
  Other current assets......................................       609           335
                                                              --------      --------
          Total current assets..............................     1,657         1,565
Property, furniture and equipment, net......................       890           835
Other assets................................................        10            10
                                                              --------      --------
          Total assets......................................  $  2,557      $  2,410
                                                              ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................  $     82      $     49
  Accounts payable..........................................       240           275
  Accrued liabilities.......................................       533           365
  Deferred revenue..........................................       412           399
                                                              --------      --------
          Total current liabilities.........................     1,267         1,088
Long-term debt..............................................        28            16
                                                              --------      --------
          Total liabilities.................................     1,295         1,104
Commitments and contingencies (Note 11)
Stockholders' equity:
  Convertible Preferred stock -- $1.00 par value; 300,000
     shares authorized; issued and outstanding: 300,000
     shares.................................................       300           300
  Common stock -- $.10 par value; 20,000,000 shares
     authorized; issued and outstanding: 9,679,829 shares...       967           967
  Paid-in capital...........................................    45,180        45,150
  Accumulated deficit.......................................   (45,386)      (45,275)
  Accumulated other comprehensive income....................       201           164
                                                              --------      --------
          Total stockholders' equity........................     1,262         1,306
                                                              --------      --------
          Total liabilities and stockholders' equity........  $  2,557      $  2,410
                                                              ========      ========

See notes to consolidated financial statements.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                         THREE MONTHS ENDED
                                              YEAR ENDED MARCH 31,            JUNE 30,
                                             -----------------------   -----------------------
                                                1998         1999         1998         1999
                                             ----------   ----------   ----------   ----------
                                                                             (UNAUDITED)
Net revenues:
  Product..................................  $    4,198   $    4,277   $      915   $    1,104
  Services.................................       3,785        1,582          459          267
                                             ----------   ----------   ----------   ----------
          Total net revenues...............       7,983        5,859        1,374        1,371
                                             ----------   ----------   ----------   ----------
Operating expenses:
  Cost of product revenues.................         505          333          121           41
  Cost of service revenues.................       3,104          347          101           54
  Selling and marketing....................       6,714        2,002          579          530
  Research and development.................       2,875        1,418          337          385
  General and administrative...............       3,066        2,297        1,201          243
                                             ----------   ----------   ----------   ----------
          Total operating expenses.........      16,264        6,397        2,339        1,253
                                             ----------   ----------   ----------   ----------
Operating income (loss)....................      (8,281)        (538)        (965)         118
Other income (expense):
  Interest income..........................          83            7            2            3
  Interest expense and other, net..........        (137)        (352)        (114)          (6)
                                             ----------   ----------   ----------   ----------
          Total other income (expense).....         (54)        (345)        (112)          (3)
                                             ----------   ----------   ----------   ----------
Income (Loss) before income taxes..........      (8,335)        (883)      (1,077)         115
Income tax expense.........................         (17)          (4)          (4)          (4)
                                             ----------   ----------   ----------   ----------
Net Income (Loss)..........................  $   (8,352)  $     (887)  $   (1,081)  $      111
                                             ==========   ==========   ==========   ==========
Net Income (Loss) per share -- basic and
  diluted..................................  $    (4.07)  $    (0.41)  $    (0.51)  $     0.01
                                             ==========   ==========   ==========   ==========
Weighted average common shares
  outstanding..............................   2,052,285    2,148,499    2,125,827    9,679,829
                                             ==========   ==========   ==========   ==========

See notes to consolidated financial statements.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                 SERIES A                                                      ACCUMULATED
                              PREFERRED STOCK       COMMON STOCK                                  OTHER       COMPREHENSIVE
                             -----------------   ------------------   PAID-IN   ACCUMULATED   COMPREHENSIVE      INCOME
                              SHARES    AMOUNT    SHARES     AMOUNT   CAPITAL     DEFICIT        INCOME          (LOSS)
                             --------   ------   ---------   ------   -------   -----------   -------------   -------------
Balances, April 1, 1997....        --   $  --    1,737,353    $174    $41,038    $(36,147)        $ 267
Common stock options and
  warrants exercised.......        --      --        2,500      --         10          --                             10
Common stock issued upon
  conversion of debt (net
  of issuance costs of
  $148)....................        --      --      372,283      37      1,773          --            --
Common stock issued........        --      --       13,691       1         60          --            --
Net loss...................        --      --           --      --         --      (8,352)           --          $(8,352)
Foreign currency
  translation adjustment...        --      --           --      --         --          --          (116)            (116)
                                                                                                                 -------
Comprehensive loss.........        --      --           --      --         --          --            --          $(8,468)
                             --------   -----    ---------    ----    -------    --------         -----          =======
Balances, March 31, 1998...        --   $  --    2,125,827    $212    $42,881    $(44,499)        $ 151
Preferred stock issued.....   124,564     125           --      --        875          --            --
Redemption of preferred
  stock....................  (124,564)   (125)          --      --        125          --            --
Common and preferred stock
  issued upon conversion of
  debt.....................   300,000     300    2,543,344     254        582          --            --
Stock issued in conjunction
  with private placement
  (net of issuance costs of
  $35).....................        --      --    5,000,000     500        715          --            --
Common stock issued........        --      --       10,658       1          2          --            --
Net loss...................        --      --           --      --         --        (887)           --          $  (887)
Foreign currency
  translation adjustment...        --      --           --      --         --          --            50               50
                                                                                                                 -------
Comprehensive loss.........        --      --           --      --         --          --            --          $  (837)
                             --------   -----    ---------    ----    -------    --------         -----          =======
Balances, March 31, 1999...   300,000     300    9,679,829     967     45,180     (45,386)          201
Legal fees charged to stock
  Issuance costs
  (unaudited)..............        --      --           --      --        (30)         --            --
Net income (unaudited).....        --      --           --      --         --         111            --              111
Foreign currency
  translation adjustment
  (unaudited)..............        --      --           --      --         --          --           (37)             (37)
                                                                                                                 -------
Comprehensive income
  (unaudited)..............        --      --           --      --         --          --            --          $    74
                             --------   -----    ---------    ----    -------    --------         -----          =======
Balance, June 30, 1999
  (unaudited)..............   300,000   $ 300    9,679,829    $967    $45,150    $(45,275)        $ 164
                             ========   =====    =========    ====    =======    ========         =====

                                TOTAL
                                STOCK
                               HOLDERS'
                                EQUITY
                             (DEFICIENCY)
                             ------------
Balances, April 1, 1997....    $ 5,332
Common stock options and
  warrants exercised.......         10
Common stock issued upon
  conversion of debt (net
  of issuance costs of
  $148)....................      1,810
Common stock issued........         61
Net loss...................     (8,352)
Foreign currency
  translation adjustment...       (116)
Comprehensive loss.........         --
                               -------
Balances, March 31, 1998...    $(1,255)
Preferred stock issued.....      1,000
Redemption of preferred
  stock....................         --
Common and preferred stock
  issued upon conversion of
  debt.....................      1,136
Stock issued in conjunction
  with private placement
  (net of issuance costs of
  $35).....................      1,215
Common stock issued........          3
Net loss...................       (887)
Foreign currency
  translation adjustment...         50
Comprehensive loss.........         --
                               -------
Balances, March 31, 1999...      1,262
Legal fees charged to stock
  Issuance costs
  (unaudited)..............        (30)
Net income (unaudited).....        111
Foreign currency
  translation adjustment
  (unaudited)..............        (37)
Comprehensive income
  (unaudited)..............
Balance, June 30, 1999
  (unaudited)..............    $ 1,306
                               =======

See notes to consolidated financial statements.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      THREE MONTHS
                                                                  YEAR ENDED             ENDED
                                                                   MARCH 31             JUNE 30
                                                              ------------------    ----------------
                                                               1998       1999       1998      1999
                                                              -------    -------    -------    -----
Cash flows from operating activities:
  Net income (loss).........................................  $(8,352)   $  (887)   $(1,081)   $ 111
  Adjustments to reconcile net income (loss) to net cash
     provided by (used for) operating activities:
     Depreciation and amortization expense..................      653        423        119       79
     Accrued convertible debenture interest.................      131         --         --       --
     Loss on write-off of lease deposit.....................       --         --        500       --
     Provision for inventory evaluation.....................       --         --         50       --
     Legal fees capitalized to stock issuance...............       --         --         --      (30)
     Loss on disposal of property...........................       --        100         79       --
     Changes in operating assets and liabilities:
       Accounts receivable..................................    1,102       (163)      (113)     (21)
       Inventories..........................................      (55)        61          7       --
       Other current assets.................................       44         16        238      274
       Accounts payable and accrued liabilities.............      363     (1,614)      (173)    (133)
       Deferred revenue.....................................      (66)      (450)      (114)     (14)
                                                              -------    -------    -------    -----
          Net cash provided by (used for) operating
            activities......................................   (6,180)    (2,514)      (488)     268
                                                              -------    -------    -------    -----
Cash flows from investing activities:
  Purchases of property, furniture and equipment............     (423)       (17)        (3)     (42)
  Proceeds from sale of fixed assets........................       81         77         16        1
  Other assets..............................................     (400)       390         --       --
                                                              -------    -------    -------    -----
          Net cash provided by (used for) investing
            activities......................................     (742)       450         13      (41)
                                                              -------    -------    -------    -----
Cash flows from financing activities:
  Net borrowings (repayments) on line of credit.............      100       (145)        --       --
  Repayments of debt........................................     (246)       (30)       (12)     (45)
  Proceeds from issuance long-term debt.....................    1,098         --         --       --
  Proceeds from preferred stock issuance....................       --      1,000        482       --
  Net proceeds from common stock issuance...................       61      1,218         --       --
  Exercise of stock options and warrants....................       10         --         --       --
                                                              -------    -------    -------    -----
          Net cash provided by (used for) financing
            activities......................................    1,023      2,043        355      (45)
                                                              -------    -------    -------    -----
Effect of exchange rate changes on cash.....................       (9)        50         11      (21)
                                                              -------    -------    -------    -----
Increase (decrease) in cash and equivalents.................   (5,908)        29       (110)     161
Cash and equivalents -- beginning of year...................    6,150        242        242      271
                                                              -------    -------    -------    -----
Cash and equivalents -- end of year.........................  $   242    $   271    $   132    $ 432
                                                              =======    =======    =======    =====
Cash paid for:
  Interest..................................................  $    34    $   141         --       --
  Income taxes..............................................  $    13    $     3         --       --

NONCASH TRANSACTIONS:

     During fiscal 1999, a note payable for $1,000,000 plus accrued interest of $135,836 were converted into 300,000 shares of preferred stock and 2,543,344 shares of common stock. See Note 6.

     During fiscal 1998, convertible debenture noteholders converted $1,828,000 of 8% debentures, plus accrued interest of $130,000, into 372,283 shares of common stock. Such amount has been recorded net of issuance costs of $148,000 in the consolidated statements of stockholders' equity (deficiency). See Note 6.

     Also, during fiscal 1998 the Company acquired assets under capital lease in the amount of $333,000.

See notes to consolidated financial statements.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization -- OMNIS Technology Corporation and its subsidiaries (the "Company" or "OMNIS"), develops, markets, and supports software products for the development and deployment of applications for accessing multi-user databases in workgroup and enterprise-wide client/server computing environments. The Company's family of products is used by enterprises, system integrators, value added resellers (VARs) and independent developers to deliver custom information management applications for a wide range of users including financial management, decision support, executive information, sales and marketing, and multi-media authoring systems. In addition to these products, OMNIS provides technical support and training to help customers plan, analyze, implement, and maintain application software based on the Company's technology.

     The consolidated financial statements include OMNIS Technology Corporation and its wholly owned subsidiaries, OMNIS Holdings Limited, OMNIS Software Limited, OMNIS Software Inc., and OMNIS Software GmbH.

     Significant accounting policies applied in the preparation of the accompanying consolidated financial statements of the Company follow:

     Basis of Presentation -- The financial statements for 1998 were prepared on a basis which contemplated the Company's continuation as a going concern and the realization of its assets and liquidation of its liabilities in the ordinary course of business. The Company had an accumulated deficit of $44,499,000 at March 31, 1998, negative cash flows from operations of $6,921,000 in fiscal 1998, had working capital and stockholders' deficiencies of $3,016,000 and $1,255,000, respectively, at March 31, 1998, limited cash resources, and significant past due amounts to creditors. These matters, among others, raised substantial doubt about its ability to continue as a going concern for a reasonable period of time. The financial statements for 1998 did not include any adjustments relating to the recoverability or classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty. The Company's continued existence was dependent on its ability to obtain additional financing sufficient to allow it to meet its obligations as they become due and to achieve profitable operations.

     During fiscal 1999, the Company raised $2,218,000 from equity transactions and was able to pay off its obligations. At March 31, 1999 the Company had working capital and stockholders equity of $390,000 and $1,262,000, respectively.

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

     Revenue Recognition -- In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" which provides generally accepted accounting principles for recognizing revenue on software transactions. SOP 97-2 requires that revenue from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installation, or training. Under SOP 97-2, the determination of fair value is based on the objective evidence which is specific to the vendor. If such evidence of fair value

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. SOP 97-2 was amended in February 1995 by Statement of Position 98-4 ("SOP 98-4") "Deferral of the Effective Date of a Provision of SOP 97-2" and was amended again in December 1998 by Statement of Position 98-9 ("SOP 98-9") "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." These amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. SOP 98-9 is effective for all transactions entered into by the Company in fiscal 2000. The adoption of this statement is not expected to have a material impact on the Company's operating results, financial position or cash flows.

     Product Revenue -- The Company recognizes revenue for product sales upon persuasive evidence of an arrangement, delivery of the software and determination that collection of a fixed or determinable fee is considered probable.

     Service Revenue -- Service revenue is generated from consulting, technical support, and training. Each element is value based on the relative fair value specific to the company. Product support revenue is recognized ratably over the related contractual term, generally one year. Revenue from consulting and training is recognized when the services are provided.

     Cost of Product and Service Revenues -- Cost of product revenues includes cost of production materials and related documentation and amortization of capitalized software development costs. Cost of service revenues principally includes payroll and other costs associated with the customer support function. Other costs specifically identifiable with the revenue source have been classified accordingly.

     Cash Equivalents -- The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories -- Inventories, principally finished goods, are stated at the lower of cost on a first-in, first-out (FIFO) basis, or market value.

     Property, Furniture and Equipment -- Property, furniture, and equipment are stated at cost. Equipment with a capital lease is recorded at the present value of the minimum lease payments at the date of acquisition. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets or lease term whichever is shorter, which range from 3 to 25 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets.

     Long-Lived Assets -- The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" (SFAS 121), which requires that long-lived assets, certain identifiable intangibles, and goodwill related to those assets used by an entity be reviewed for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. The Company's policy is to review the recoverability of all intangible assets at a minimum on an annual basis, and in addition whenever events or changes indicate that the carrying amount of an asset may not be recoverable.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

     Capitalized Software Development Costs -- Software development costs are capitalized when technological feasibility has been established. The Company did not capitalize any software development costs in fiscal 1999 or 1998 because we did not believe our current process for developing software is essentially completed concurrently with the establishment of technical feasibility (as defined by SFAS 86). No amortization of capitalized software development costs were charged to cost of product revenues was none for both years ended March 31, 1999 and 1998.

     Income Taxes -- Income taxes are accounted for using the asset and liability approach for financial reporting which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting For Stock Issued to Employees."

     Net Loss Per Share -- Net loss per share is computed based on the weighted average number of common shares outstanding during the period. Net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, due to the Company's net loss position for all periods presented, diluted EPS excludes common equivalent shares, as their effect is anti-dilutive.

     Concentration of Credit Risk and Significant Risks and
Uncertainties -- Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents with what it believes are high quality financial institutions. The Company sells its products primarily to companies in North America and Europe. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses.

     The Company does not currently have an established line of credit with a commercial bank. Such a credit facility may be difficult to obtain with the Company's historical operating results. Accordingly, in order to obtain additional funds in the future, the Company may need to seek additional equity capital which would be dilutive to current stockholders. The Company is not currently attempting to raise additional capital, but such activity may be required to continue operations. There can be no assurance that the Company will be able to raise additional capital on commercially reasonable terms should the Company need additional funds in the future.

     The Company's future operating results will depend, to a considerable extent, on its ability to rapidly and continuously develop new products that offer its customers enhanced performance at competitive prices. Inherent in this process are a number of risks. The development of new, enhanced software products is a complex and uncertain process requiring high levels of innovation from the Company's designers as well as accurate anticipation of customer and technical trends by the

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

marketing staff. Once a product is developed, the Company must rapidly bring it into production and distribution in order to achieve acceptable product revenues.

     The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: advances and trends in new technologies; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in overall demand for products and services offered by the Company; changes in certain strategic partnerships or customer relationships; litigation or claims against the Company based on intellectual property, patent product, regulatory or other factors; risks associated with changes in domestic or international economic and/or political conditions or regulations; availability of necessary components, and the Company's ability to attract and retain employees necessary to support growth.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Foreign Currency Translation -- All assets and liabilities of operations outside the United States are translated into U.S. dollars from their functional currency, which is the local currency, at year-end exchange rates. Income and expense items are translated at the average exchange rate for the year. Gains and losses resulting from translation are included in stockholders' equity. Gains and losses on foreign currency transactions have been included in the statements of operations. Such gains and losses have not been significant for the years ended March 31, 1999 and 1998.

     Fair Value of Financial Instruments -- The fair value of cash and cash equivalents, accounts receivable and accounts payable approximate carrying value due to the short-term nature of such instruments. The fair value of long-term obligations approximates carrying value based on terms available for similar instruments.

     Recent Accounting Pronouncements -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income," which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprises business segment and related disclosures about its products, services, geographic areas, and major customers. The Company operates in one segment. Adoption of these statements did not impact the Company's consolidated financial position, results of operations or cash flows. Both statements are effective for the Company's fiscal year ended March 31, 1999.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 as amended by SFAS No. 137, is effective for the Company in fiscal 2002. Although the Company has not fully assessed the implications of SFAS Nos. 133 and 137, the Company does not believe that the

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

adoption of these statements will have a material impact on the Company's financial position or results of operations.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The financial information as of June 30, 1999 and for the three months ended June 30, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for fair presentation of the financial position at such dates and the results of operations and cash flows for the periods then ended. Operating results for the three months ended June 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

2. OTHER CURRENT ASSETS

     Other current assets consist of:

                                                              MARCH 31,    JUNE 30,
                                                                1999         1999
                                                              ---------    --------
                                                                 (IN THOUSANDS)
Receivable from trust.......................................    $259         $ --
Other receivable............................................     148          137
VAT receivable..............................................      --           40
Prepaid insurance...........................................      80           36
Prepaid rent................................................      53           44
Other.......................................................      69           78
                                                                ----         ----
  Total.....................................................    $609         $335
                                                                ====         ====

3. PROPERTY, FURNITURE, AND EQUIPMENT

     Property, furniture and equipment consist of:

                                                              MARCH 31,    JUNE 30,
                                                                1999         1999
                                                              ---------    --------
                                                                 (IN THOUSANDS)
Land and building...........................................   $   691     $   675
Office equipment, furniture and fixtures....................     2,887       2,842
Automobiles.................................................       120         117
                                                               -------     -------
Total.......................................................     3,698       3,634
Accumulated depreciation and amortization...................    (2,808)     (2,799)
                                                               -------     -------
Property, furniture and equipment -- net....................   $   890     $   835
                                                               =======     =======

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

4. ACCRUED LIABILITIES

     Accrued liabilities consist of:

                                                              MARCH 31,    JUNE 30,
                                                                1999         1999
                                                              ---------    --------
                                                                 (IN THOUSANDS)
Salaries and benefits.......................................    $131         $178
Professional fees...........................................      76           76
Other.......................................................     326          126
                                                                ----         ----
  Total.....................................................    $533         $366
                                                                ====         ====

5. LINE OF CREDIT

     The Company's wholly-owned subsidiary in Germany, OMNIS Software GmbH, has a bank line of credit that allows the subsidiary to borrow up to $35,000 at March 31, 1999, automatically upon overdraft of the subsidiary's operating bank account. Interest on the overdraft is at 10%. Borrowings under the line of credit are secured by all assets of OMNIS Software GmbH and a money market account. At March 31, 1999 and June 30, 1999, there were no borrowings under the line of credit.

6. LONG-TERM DEBT

     Long-term debt consists of:

                                                              MARCH 31,    JUNE 30,
                                                                1999         1999
                                                              ---------    --------
                                                                 (IN THOUSANDS)
Capital lease obligations...................................    $ 72         $61
Note payable to finance company(1)..........................      38           4
                                                                ----         ---
                                                                 110          65
Less current portion........................................      82          49
                                                                ----         ---
  Total long-term debt......................................    $ 28         $16
                                                                ====         ===

-------------------------
(1) The original amount financed was $33,428 at 6.75% per annum. Nine installments of $3,820 were required, the last coming due in July 1999. The note was paid in full in July 1999.

     Conversion of Note -- In October 1997, the Company closed an interim debt financing of $1,000,000 with a significant stockholder of the Company. In March 1999, the promissory note plus accrued interest of $135,836 were converted into 300,000 shares of preferred stock and 2,543,344 shares of common stock for an aggregate purchase price of $1,135,836.

7. STOCKHOLDERS' EQUITY

     Warrants -- In July 1998, the 1993 Director's Warrant Plan was amended to increase the number of shares of common stock reserved for issuance by 260,000 shares (from 40,000 shares to an

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

aggregate of 300,000 shares). The 1993 Advisors' Plan was also amended to increase the number of common shares reserved for issuance by 82,500 shares (from 17,500 shares to an aggregate of 100,000 shares). All shares of capital stock issued under the 1993 Advisors' Plan must be issued at or above the fair market value of such shares at the time of issuance thereof.

     The following summarizes warrants outstanding:

                                                              WARRANTS     EXERCISE PRICE
                                                              --------    ----------------
Warrants outstanding at April 1, 1997.......................  100,562     $10.90 - $160.00
  Granted...................................................    4,500       $ 4.13 - $6.88
  Exercised.................................................   (2,500)              $ 4.13
  Canceled..................................................  (27,000)    $33.75 - $160.00
                                                              -------
Warrants outstanding at March 31, 1998......................   75,562     $ 4.13 - $160.00
  Granted...................................................  125,000              $  0.44
  Exercised.................................................       --
  Canceled..................................................  (16,833)    $65.00 - $160.00
                                                              -------
Warrants outstanding at March 31, 1999......................  183,729     $ 0.44 - $ 58.50
  Granted...................................................      -0-                   --
  Exercised.................................................      -0-                   --
  Canceled..................................................      -0-                   --
Warrants outstanding at June 30, 1999.......................  183,729     $ 0.44 - $ 58.50
                                                              =======

     The warrants expire at various dates between 1999 and 2002. At March 31, 1999, there were 78,896 warrants exercisable.

     Employee Stock Purchase Plan -- The Company offers a benefit to its employees to purchase shares of the Company's common stock through its 1994 Employee Stock Purchase Plan (the "Plan"). The Company originally reserved 22,500 shares of common stock for issuance under the Plan. In September, 1998, stockholders of the Company amended the Plan to increase the number of shares reserved for issuance to 250,000 shares. The Plan permits eligible employees to purchase common stock through payroll deductions of up to a maximum of 10% of their eligible compensation at 85% of the fair market value at the beginning or end of each six-month purchase period. During fiscal years 1999 and 1998, 10,658 shares were issued at a weighted average price of $0.28 per share and 13,691 shares were issued at a weighted average price of $4.50 per share, respectively. The weighted average fair value of the fiscal 1999 and 1998 awards was considered insignificant. At March 31, 1999, 216,791 shares have been reserved for future issuance.

     Convertible Preferred Stock -- The Company has outstanding 300,000 shares of convertible Series A preferred stock. Dividends shall be paid at the option of the Board of Directors at the rate of $0.125 per share per annum, in preference to all other stockholders. Preferred stock ranks senior to the company's common stock as to liquidation rights. Each share of preferred stock may be converted, at the option of the holder, into 1.667 shares of common stock. In effecting the conversion, any unpaid dividends on the preferred stock shall be disregarded.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

8. STOCK OPTIONS

     The Company has employee stock options outstanding under three different stock option plans. Under the Company's Amended and Restated 1987 Stock Option Plan ("the 1987 Plan"), incentive stock options to purchase shares of common stock have been granted to directors, officers, key employees, and consultants. The 1987 Plan had a ten year term which expired in 1997. Options granted and outstanding under the 1987 Plan remain in force until either exercised by the holder, canceled when the holder terminates employment, or until the 10 year term expires. In anticipation of the termination of the 1987 Plan, the stockholders of the Company approved the 1996 Stock Plan ("the 1996 Plan"). The 1996 Plan has been administered by a committee of the Board which has been empowered to grant options to purchase up to 600,000 shares of common stock, of either non-qualified or incentive stock options. In April 1999, the Board of Directors adopted the Omnis Technology Corporation 1999 Stock Option Plan (the "1999 Plan") to consolidate options to be issued to directors, officers, key employees and consultants under a single option plan and terminated the Directors Plan, the Advisors Plan and the 1996 Plan, except as to warrants and options then issued and outstanding under such plans. 1,500,000 shares of the common stock of the Company were reserved for issuance under the 1999 Plan. The Board of Directors plans to present the 1999 Plan for approval to the stockholders of the Company at their 1999 annual meeting. Subject to the approval of the stockholders, in April 1999 the Company granted incentive stock options to its employees to acquire a total of 411,000 shares of the common stock of the Company at an exercise price of $1.02 per share, with the right to exercise such options vesting over a three-year period.

     Under these Plans, the exercise price for the option is determined at the time of the granting of the option, but in the case of incentive stock options, the exercise price shall not be less than the fair market value on the date of the grant. Generally, under these Plans, the right to exercise an option vests ratably and becomes exercisable over a fixed period of up to four years as designated in the relevant option agreement.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

     The following tables summarize the activity under the 1987, 1996 and 1999 Plans through June 30, 1999:

                                                                      OPTIONS OUTSTANDING
                                                                     ---------------------
                                                                                  WEIGHTED
                                                         OPTIONS                  AVERAGE
                                                        AVAILABLE                 EXERCISE
                                                        FOR GRANT     SHARES       PRICE
                                                        ---------    ---------    --------
Balances, April 1, 1997...............................    138,745      156,151     $17.20
  Additional authorization............................     85,000           --         --
  Granted (weighted average fair value: $1.14 per
     share)...........................................   (126,075)     126,075       7.09
  Canceled............................................    245,577     (245,577)      9.71
                                                        ---------    ---------     ------
Balances, March 31, 1998..............................    343,247       36,649     $24.96
  Additional authorization............................    470,000           --         --
  Granted (weighted average fair value: $0.76 per
     share)...........................................   (731,500)     731,500       0.77
  Canceled............................................    132,550     (132,550)      1.08
                                                        ---------    ---------     ------
Balances, March 31, 1999..............................    214,297      635,599     $ 2.11
                                                        =========    =========     ======
  Additional authorization............................  1,500,000           --         --
  Granted (weighted average fair value: $1.02 per
     share)...........................................   (410,000)     410,000       1.02
  Canceled............................................      8,050       (8,050)      8.69
                                                        ---------    ---------     ------
Balances, June 30, 1999...............................  1,312,347    1,037,549     $ 1.63
                                                        =========    =========     ======

     Additional information regarding options outstanding under the 1987 and 1996 Plans as of March 31, 1999 is as follows:

                                     OPTIONS OUTSTANDING
                                ------------------------------        OPTIONS EXERCISABLE
                                     WEIGHTED                    ------------------------------
                                      AVERAGE         WEIGHTED        WEIGHTED         WEIGHTED
                                     REMAINING        AVERAGE          AVERAGE         AVERAGE
   RANGE OF         NUMBER          CONTRACTUAL       EXERCISE         NUMBER          EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE (YEARS)        PRICE         EXERCISABLE        PRICE
---------------   -----------   -------------------   --------   -------------------   --------
$ 0.75 -  0.78...   604,500            9.13            $ 0.78              --           $   --
 5.13 -  8.75..       7,900            8.17              6.63           2,977             6.68
15.63 - 23.75..       3,620            4.85             20.35           3,358            20.47
33.13 - 52.50..      19,579            6.01             37.88          18,226            38.23
                    -------            ----            ------          ------           ------
                    635,599            7.50            $ 2.11          24,561           $34.68

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

     Additional information regarding options outstanding under all three Plans as of June 30, 1999 is as follows:

                                  OPTIONS OUTSTANDING
                                -----------------------    OPTIONS EXERCISABLE
                                  WEIGHTED                ----------------------
                                  AVERAGE      WEIGHTED    WEIGHTED     WEIGHTED
                                 REMAINING     AVERAGE      AVERAGE     AVERAGE
    RANGE OF        NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
----------------  -----------   ------------   --------   -----------   --------
$ 0.75 -  0.7813     601,000        9.13        $ 0.78      63,058       $ 0.77
           1.02      407,000        9.79          1.02          --           --
  5.13 -  8.75         7,600        8.17          6.63       3,301         6.66
 15.63 - 23.75         3,620        4.85         20.35       3,445        20.35
 33.13 - 52.50        18,329        6.01         37.88      17,304        37.05
                   ---------        ----        ------      ------       ------
                   1,037,549        7.22        $ 1.63      87,108       $ 9.03

ADDITIONAL STOCK PLAN INFORMATION

     The Company accounts for its stock-based awards using the intrinsic value method in accordance with APB No. 25 and its related interpretations. Accordingly, as the Company awards stock options with exercise prices equal to fair market value, no compensation expense has been recognized in the financial statements for employee stock arrangements.

     SFAS No. 123, Accounting For Stock-Based Compensation,("SFAS 123") requires the disclosure of pro forma net loss and net loss per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and estimated term. These calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 36 months following vesting; stock volatility, 140% and 40% in 1999 and 1998 respectively; risk free interest rates, 5.7% and 5.9% in 1999 and 1998 respectively; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1999 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $1,168,000 ($0.54 per share) in 1999 and $8,396,000 ($4.09 per share) in 1998. However, the impact of outstanding non-vested stock options granted prior to 1996 has been excluded from the pro forma calculation; accordingly, the 1999 and 1998 pro forma adjustments are not indicative of future period pro forma adjustments, when the calculation will apply to all applicable stock options.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

9. INCOME TAXES

     Income tax expense consists of:

                                                     1999     1998
                                                     -----    -----
                                                     (IN THOUSANDS)
Current:
  Federal..........................................   $--      $--
  State............................................     3       13
  Foreign..........................................     1        4
                                                      ---      ---
     Total.........................................   $ 4      $17
                                                      ===      ===

     Pretax foreign income (loss) was $624,000 and ($1,059,000) in 1999 and 1998, respectively.

     The effective tax rate differs from the federal statutory income tax rate principally due to the unavailability of net operating loss carryforwards or carrybacks and permanent differences.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss carry forwards. Significant components of the Company's net deferred tax assets are as follows:

                                                      MARCH 31,
                                                         1999
                                                    --------------
                                                    (IN THOUSANDS)
Deferred tax assets
  Net operating losses............................     $ 15,883
  Depreciation....................................          702
  Accruals and reserves recognized in different
     periods......................................        1,278
  Tax credits.....................................          690
  Capitalized software............................           --
                                                       --------
Total.............................................       18,553
Valuation allowance...............................      (18,553)
                                                       --------
     Net deferred tax assets......................     $     --
                                                       ========

     The net operating losses included in deferred tax assets at March 31, 1998 includes $366,000 of tax benefits relating to the exercise and sale by employees of certain stock options. If the Company becomes profitable, the benefit associated with the stock compensation will be recorded as an adjustment to stockholders' equity.

     Due to uncertainties surrounding the timing of realizing the benefits of its deferred tax assets in future tax returns, the Company has placed a full valuation allowance against its net deferred tax assets at March 31, 1999 and 1998. The net change in the valuation allowance was an increase of $940,000 in 1999.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

     At March 31, 1999, the Company had net operating loss carryforwards of $37.6 million for federal income tax purposes, $8.7 million for state tax purposes, and $5.9 million for foreign tax purposes which expire at various dates through 2019.

     The Tax Reform Act of 1986, as amended, and the California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating loss and tax credit carry forwards in the event of an "ownership change," as defined by the Internal Revenue Code. An "ownership change" took place in 1999, and the Company is limited to using approximately $146,000 per year of federal and California net operating loss carry forwards accrued through that date (a total of $2.9 million federal and $0.7 million California).

10. RETIREMENT PLANS

     The Company sponsors two defined contribution plans for its employees in the United Kingdom ("the UK"). Both plans have been approved by the UK's Department of Inland Revenue. The Company's subsidiary OMNIS Software Limited sponsors the OMNIS Retirement Benefits Scheme ("the ORB Plan"). The only participant in the ORB Plan is the Chief Technical Officer of OMNIS Software Limited. The ORB Plan provides retirement benefits upon attaining normal retirement age, and incidental benefits in the case of death or termination of employment prior to retirement. OMNIS Software Limited makes annual contributions based on the participant's salary to fund these retirement benefits. The ORB Plan is partially insured through the Sun Life Assurance Society. OMNIS Software Limited retains the right to terminate the ORB Plan at any time upon 30 days' written notice.

     OMNIS Software Limited sponsors the OMNIS Software Limited Retirement Benefits Scheme ("the OSL Plan") for substantially all of its employees in the United Kingdom. The OSL Plan provides retirement benefits upon attaining normal retirement age, and incidental benefits in the case of death or termination of employment prior to retirement. OMNIS Software Limited contributes an amount ranging from 5% to 8% of each participant's compensation to fund such benefits. In addition, participants are entitled to make voluntary contributions under the OSL Plan.

     The Company contributed a total of $85,000 and $153,000 to the ORB and OSL plans for the years ended March 31, 1999 and 1998, respectively.

     The Company sponsors the OMNIS Software Inc. 401(k) Savings and Retirement Plan ("the Plan") for its employees based in the United States. Employees meeting the eligibility requirements, as defined, may contribute specified percentages of their salaries. Under the Plan, which is qualified under Section 401(k) of the federal tax laws, the Company's Board of Directors, at its sole discretion, may make a discretionary profit-sharing contribution to the Plan. Moreover, the Company is not obligated, but may at its discretion, pay certain administrative costs on behalf of the Plan. For the years ended March 31, 1999 and 1998, discretionary contributions of $3,000 and $14,000, respectively, were made to the Plan.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases its facilities under non-cancelable operating lease agreements expiring in 2002. Rent expense on these leases is recognized ratably over the entire lease term. The Company is required to pay property taxes, insurance and normal maintenance costs.

     Future minimum rental commitments under equipment capital leases and non-cancelable operating leases as of March 31, 1999 are as follows:

                                                       CAPITAL    OPERATING
                     YEAR ENDING                       LEASES      LEASES
                     -----------                       -------    ---------
                                                          (IN THOUSANDS)
March 31,
  2000...............................................    $63        $265
  2001...............................................     17         127
  2002...............................................     --          88
  2003...............................................     --          15
                                                         ---        ----
Total minimum lease payments.........................     80        $495
                                                         ---        ====
  Less: Amount representing interest.................     (8)
                                                         ---
Lease obligations....................................    $72
                                                         ===

     Equipment under capital leases had a net book value of $64,000 and $263,000 at March 31, 1999 and 1998, respectively.

     Rent expense of $921,000 and $876,000 was incurred in 1999 and 1998, respectively. Rent expense during the three month period ending June 30, 1999 was $71,000.

LITIGATION

     Compass Actions. In March 1998, the Company was sued by Compass Software ("Compass") in the Federal District Court for the Eastern District of Washington claiming damages in the range of $2 Million for software copyright infringement and related claims. The Company believes that the Compass' copyright infringement suit has no merit and has vigorously defended against those claims.

     The Company previously had sued Compass in 1994 for illegally infringing and distributing our software products. This matter was settled with an agreement that Compass would pay certain amounts and would not make illegal copies of the Company's software in the future. Compass failed to pay the promised amounts when due. The Company then obtained a judgment for breach of contract against Compass. As part of the Company's efforts to enforce its judgment against Compass, the Company purchased, at a judgment lien sale, certain intangible property of Compass including the rights to the current infringement suit brought by Compass ("Execution Sale"). Compass then requested the applicable court to set aside the Execution Sale. The court granted the request and the Company has appealed this judgment. The appeal has been briefed and is awaiting a date for oral

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

argument. The Company has also filed a separate lawsuit against Compass alleging additional acts of infringement related to the 1994 case.

     BTN -- Germany. The Company entered into a professional development services agreement with BTN Versandhandel GmbH of Leiferde, Germany for the development of an OMNIS application. The Company developed and delivered a version of the application to BTN. BTN failed to pay the Company as agreed, claiming there were flaws in the application. The Company suspended the project awaiting their payment. BTN commenced legal action against the Company in Germany claiming damages of approximately DM250,000 for failure to perform under the service agreement. The Company has countersued BTN claiming the balance owed under the contract of approximately DM60,000. The Company believes that the claim by BTN is meritless and intend to aggressively pursue its counterclaim against BTN.

12. SEGMENT INFORMATION

     For 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is engaged in one industry segment, however it manages its businesses in two geographical locations: North America and Europe. The Company operates in one reportable segment, the development and sale of application and development software tool products to businesses. The following table presents information concerning the Company's North American and European operations.

                 OMNIS TECHNOLOGY CORPORATION AND SUBSIDIARIES

                        MARCH 31, 1999 AND JUNE 30, 1999
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED JUNE 30, 1999 ARE UNAUDITED)

     Segment information consists of :

                                                     YEAR ENDED           THREE MONTHS ENDED
                                                ---------------------    --------------------
                                                MARCH 31    MARCH 31,    JUNE 30,    JUNE 30,
                                                  1998        1999         1998        1999
                                                               (IN THOUSANDS)
Revenue by geographic region(1):
  United States of America....................   $4,905      $2,456       $  591      $  519
  United Kingdom..............................    2,592       2,631          589         644
  Germany.....................................      486         772          194         208
                                                 ------      ------       ------      ------
     Total....................................   $7,983      $5,859       $1,374      $1,371
                                                 ======      ======       ======      ======

Export sales from North America(2):
  (included in total North America sales above):
  Mexico..................................................  $184    $141    $35    $ 39
  Others in Latin America.................................    12      12      2       3
  Asia....................................................    35      18     12       0
  Australia...............................................    39     114     12      39
  Canada..................................................   154     148     27      47
  Europe..................................................     2       2     --       2
                                                            ----    ----    ---    ----
     Total................................................  $426    $435    $88    $130
                                                            ====    ====    ===    ====
No customer accounted for revenues in excess of 10% in
  1999 and 1998.

-------------------------
(1) Revenues are broken out by ship to location.

(2) Revenues broken out by ship to location of the customer.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF SEPTEMBER 21, 1999.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    1
Summary Consolidated Financial
  Information.......................    3
Risk Factors........................    4
Forward Looking Statements..........   10
Selling Security Holders............   11
Use of Proceeds.....................   12
Plan of Distribution................   12
Business............................   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   26
Certain Relationships and Related
  Transactions......................   33
Market for Common Equity and Related
  Shareholder Matters...............   35
Dividend Policy.....................   35
Legal Proceedings...................   36
Description of Securities...........   36
Directors, Officers, and Control
  Persons...........................   38
Security Ownership of Certain
  Beneficial Owners and
  Management........................   42
Executive Compensation..............   45
Change in Accountants and Legal
  Counsel...........................   53
Experts.............................   54
Disclosure of Commission's Position
  of Indemnification for Securities
  Act Liabilities...................   54
Where You Can Get More Information..   55
Financial Statements................  F-1

     UNTIL AUGUST 16, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS THAT BUY, SELL OR TRADE THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                4,070,944 SHARES

                                OMNIS TECHNOLOGY
                                  CORPORATION
                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------
                               September 21, 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated in Delaware. Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Eighth of the Company's Certificate of Incorporation contains such a provision.

     The Bylaws of the Company have implemented the applicable statutory framework by requiring that the Company indemnify its officers and directors to the extent permitted by Delaware law- in addition, the Bylaws grant the Company the right to indemnify employees and agents of the Company in accordance with Delaware law to the extent determined by the Board of Directors.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company has entered into indemnity agreements with each of its directors, executive officers and key employees and with the directors, executive officers and key employees of its subsidiaries that provide the maximum indemnity allowed to directors and executive officers by the Delaware General Corporation Law, as well as certain additional procedural protections. In addition, the indemnity agreements provide that directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Company, on account of their services as directors or executive officers of the Company or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Company. The Company will not be obligated pursuant to such agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement or any statute or law, Under the indemnification agreements, the Company is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) with respect to any claim, issue or matter as to which the indemnified party shall have been adjudged by a court to be liable to the Company in the performance of his duty to the Company unless such court determines indemnification for such expenses as determined is appropriate; (iii) on account of any suit against the indemnified party for profits arising out of a purchase or sale by the indemnified party of securities of the Company in violation of the provisions of sec.16(b) of the Securities Exchange Act of 1934 or any similar successor statute; (IV) any acts or omissions or transactions from which a director may not be relieved of liability under applicable law; and (v) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to such indemnified person by an insurance carrier under a policy of officers' and directors' liability insurance maintained by the Company.

     The indemnification provision in the indemnity agreements entered into between the Company and its directors and executive officers, may be sufficiently broad to permit indemnification of the Company's officers and directors for liabilities arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. The Company has agreed to pay all the costs and expenses of this offering.

SEC Registration Fee........................................  $ 8,710
Legal Fees and Expenses.....................................       **
Printing....................................................    8,000*
Accounting Fees and Expenses................................   29,000*
Miscellaneous...............................................    5,000*
          Total.............................................  $    **

-------------------------
 * Estimate
** To be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to Note Purchase Agreements dated October 14, 1997 and October 31, 1997, the Company borrowed $1,000,000.00 from a significant shareholder. Copies of the Note Purchase Agreements are filed as Exhibits 10.1 and 10.2 to the Company's 8-K filed on June 16, 1998. The issuance of the Notes was exempt from the registration requirements of the Securities Act of 1993, as amended, pursuant to Section 4(2) thereof.

     In April 1998, the Company agreed to sell up to 126,000 shares of Series A Convertible Preferred Stock of the Company (the "Convertible Preferred Stock"), at a price of $8.03 per share, to Astoria, at its option, at such price per share at any time prior to October 1, 1998. Each share of Convertible Preferred Stock would convert into 10 shares of common stock. Between April 1 and October 1, 1998, Astoria purchased a total of 124,564 shares of Convertible preferred stock from the Company. The proceeds were used to fund the Company's operations. In connection with the sale of Series A Preferred Stock, the Company filed a Form D pursuant to the rules promulgated in the Securities Act of 1993, as amended. On December 31, 1998, the Company repurchased the 124,564 shares of Convertible Preferred Stock from Astoria for an aggregate purchase price of $100 (or $.0008 per share). In connection with the purchase of the Series A Preferred Stock, the Company filed a Form S-8 pursuant to the rules promulgated in the Securities Act of 1993, as amended.

     On March 19, 1999, the Board of Directors of the Company authorized the issuance of 300,000 shares of Series A Convertible Preferred stock (the "Preferred Shares") and 7,600,000 shares of Common stock (the "Common Shares") (collectively, the Preferred Shares and the Common Shares shall be referred to as the "Shares"). On March 31, 1999 the Company entered into stock purchase agreements with Astoria, Gwyneth Gibbs, president of the Company and certain members of the Board of Directors or their affiliates. Under the terms of the Stock Purchase Agreement with Astoria, the Company agreed to issue and Astoria agree to purchase 300,000 Preferred Shares at a purchase price of $1.6667 per share for an aggregate purchase price of $500,000 and 2,543,344 Common Shares at a purchase price of $0.25 per share, for an aggregate purchase price of $635,836 (collectively, the "Astoria Shares"). The Astoria Shares were issued and sold to Astoria in consideration of the cancellation of the indebtedness of the Company to Astoria. The Company also entered into a Common Stock Purchase Agreement with Astoria whereby Astoria purchased 1,000,000 Common Shares at a price of $0.25 per share for an aggregate purchase price of $250,000. The Common Stock Purchase Agreement and Stock Purchase Agreement grant certain registration rights and rights of first refusal to Astoria. Pursuant to the terms of the stock purchase agreements entered into with certain members of the Board of Directors, including Ms. Gibbs (the "Board of Directors Agreements"), the Company agreed to issue, in the aggregate 4,000,000 Common Shares at a price of $0.25 per share, for aggregate purchase price of $1,000,000. The Board of Directors Agreements do not grant any registration rights or rights of first refusal to the parties. The proceeds from the sale of the Common Shares to the Board of Directors was used to satisfy the debt owed, in its entirety, to the Omnis Class 2 Creditors (the "Creditors") pursuant to the Work Out Agreement entered into between the Company and the Creditors. The proceeds from the sale of the Shares to Astoria will be used for working capital purposes. The issuance of the Shares was exempt from the registration requirements of the Securities Act of 1993, as amended, pursuant to Section 4(2) thereof.

     During fiscal years 1999 and 1998, 10,658 shares of the Company's common stock were issued to employees of the Company under the Company's 1994 Employee Stock Purchase Plan at a weighted average price of $0.28 per share and 13,691 shares were issued at a weighted average price of $4.50 per share, respectively. In connection with the purchase of the Common Stock, the Company filed a Form S-8 pursuant to the rules promulgated in the Securities Act of 1993, as amended.

ITEM 27. EXHIBITS.

     The following exhibits are filed herewith:

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
   3.1     Restated Certificate of Incorporation, as amended and
           corrected through February 9, 1999.(7)
   3.2     Certificate of Amendment of Certificate of Incorporation
           dated February 9, 1999.(16)
   3.3     Certificate of Designations dated March 31, 1998, as
           corrected.(7)
   3.4     Certificate Regarding Series A Preferred Stock of the Omnis
           Technology Corporation dated February 25, 1999.(16)
   3.5     Certificate of Designations dated March 31, 1999.(14)
   3.6     Bylaws, as amended.(15)
   5.1     Legal Opinion of Landels, Ripley & Diamond, LLP
  10.1     Definitive Trust Deed dated October 26, 1983 among Blyth
           Holdings Limited, Blyth Software Limited and Geoffrey Paul
           Smith, Paul Nelson Wright and Suntrust Limited (relating to pension scheme).(1)
  10.2     Service Agreement dated July 30, 1990 between OMNIS
           Technology Corporation and David Seaman.(2)
  10.3     Deed of Guarantee dated June 1, 1993 between OMNIS
           Technology Corporation and A. Levy & Son Limited.(3)
  10.4     Form of Subscription Agreement for purchase of Units of the
           Company's securities.(3)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  10.5     Form of Stock Purchase Warrant sold to purchaser of Units of the Company's securities.(3)
  10.6     Common Stock Purchase Agreement dated March 31, 1993 between
           OMNIS Technology Corporation and General Reinsurance
           Corp.(4)
  10.7     Form of Indemnification Agreement entered into between the
           Company and all of its directors and certain of its
           officers.(4)
  10.8     OMNIS Technology Corporation Amended and Restated 1987 Stock
           Option Plan, as amended.(4)
  10.9     OMNIS Technology Corporation 1993 Directors' Warrant Plan
           and form of Director's Warrant.(9)
 10.10     OMNIS Technology Corporation 1994 Employee Stock Purchase
           Plan, as amended.(10)
 10.11     Registration Rights Agreement effective as of January 3,
           1994, between the Company and Migration Software Systems
           Limited.(4)
 10.12     Warrant to Purchase Shares of Common Stock dated January 3,
           1994 granted to Migration Software Systems Limited.(4)
 10.13     Warrant to Purchase Common Stock issued to Swartz
           Investments, Inc.(5)
 10.14     Form of Registration Rights Agreement among the Company,
           Purchasers of 8% Convertible Debentures due March 31, 1997
           and Swartz Investments, Inc.(5)
 10.15     Form of Warrant to Purchase Common Stock issued to certain persons affiliated with Swartz Investments, LLC.(6)
 10.16     Form of Registration Rights Agreement among the Company and
           Swartz Investments, LLC and its designees.(6)
 10.17     Note Purchase Agreement dated as of October 14, 1997.(7)
 10.18     Note Purchase Agreement dated as of October 31, 1997.(7)
 10.19     Series A Convertible Preferred Stock Purchase Agreement
           dated as of April 1, 1998.(7)
 10.20     Employee Agreement between the Company and Kevin Doyle dated
           April 1, 1998.(7)
 10.21     Employee Agreement between the Company and Larry Barcot
           dated April 1, 1998.(7)
 10.22     Shareholder Rights Agreement dated April 1, 1998.(7)
 10.23     The 1996 Stock Plan and form of Option Agreement.(8)
 10.23     The 1993 Advisors' Warrant Plan and form of warrant.(9)
 10.24     Omnis Technology Corporation 1999 Stock Option Plan and form of Stock Option Agreement.(16)
 10.25     Series A Convertible Preferred Stock Purchase Agreement
           dated December 31, 1998.(13)
 10.26     Stock Purchase Agreement with Astoria Capital Partners, L.P.
           ("Astoria") dated March 31, 1999.(14)
 10.27     Common Stock Purchase Agreement with Astoria dated March 31,
           1999.(14)
 10.28     Common Stock Purchase Agreement with Gwyneth Gibbs dated
           March 31, 1999.(14)
 10.29     Common Stock Purchase Agreement with Philip and Debra
           Barrett Charitable Remainder Trust dated March 31, 1999.(14)
 10.30     Common Stock Purchase Agreement with RCJ Capital Partners
           dated March 31, 1999.(14)
 10.31     Common Stock Purchase Agreement with Rockport Group, L.P.
           dated March 31, 1999.(14)
  16.1     Letter dated November 11, 1998 from Deloitte & Touche LLP to the Securities and Exchange Commission.(12)
  21.1     Subsidiaries of the Company.(2)
  23.1     Consent of Deloitte & Touche LLP.
  23.2     Consent of Grant Thornton LLP.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  23.3     Consent of Landels, Ripley & Diamond LLP (contained in such firms opinions filed as Exhibit 5.1 hereto)
  27.1     Financial data schedule.(16)(17)

-------------------------
 (1) Incorporated by reference to the Annual Report on Form 10-K filed by the Company with the Commission on July 13, 1990.

 (2) Incorporated by reference to the Annual Report on Form 10-K filed by the Company with the Commission on June 28, 1991.

 (3) Incorporated by reference to the Annual Report on Form 10-K filed by the Company with the Commission on June 26, 1992.

 (4) Incorporated by reference to the Annual Report filed by the Company with the Commission on June 28, 1994.

 (5) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on April 7, 1995.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

 (7) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on June 16, 1998.

 (8) Incorporated herein by reference to the Registrant's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 1997, filed by the Registrant with the Commission on July 29, 1997.

 (9) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (Registration Number 33-81008) filed June 30, 1994.

(10) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (Registration Number 333-38449) filed October 22, 1997.

(11) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on March 19, 1998.

(12) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on November 12, 1998.

(13) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on January 15, 1999.

(14) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on April 5, 1999.

(15) Incorporated herein by reference to the Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 1998, filed by the Company with the Commission on June 29, 1998.

(16) Incorporated herein by reference to the Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 1999, filed by the Company with the Commission on July 29, 1999.

(17) Incorporated herein by reference to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, filed by the Company with the Commission on August 16, 1999.

ITEM 28. UNDERTAKINGS.

(a) The undersigned small business issuer hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gwyneth Gibbs, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him and in his name, place, and stead in any and all capacities to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent and each of them full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the city of San Francisco, State of California, on September 16, 1999.

                                          OMNIS TECHNOLOGY CORPORATION

                                          By:     /s/ GWYNETH M. GIBBS
                                            ------------------------------------
                                                      Gwyneth M. Gibbs
                                                President and Interim Chief
                                                     Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                     SIGNATURES                                  TITLE                   DATE
                     ----------                                  -----                   ----
                /s/ GWYNETH M. GIBBS                   President and Interim      September 16, 1999
-----------------------------------------------------  Chief Executive Officer
                  Gwyneth M. Gibbs

                /s/ PHILIP D. BARRETT                  Chairman                   September 16, 1999
-----------------------------------------------------
                  Philip D. Barrett

               /s/ GEOFFREY P. WAGNER                  Director                   September 16, 1999
-----------------------------------------------------
                 Geoffrey P. Wagner

                 /s/ GERALD F. CHEW                    Director                   September 16, 1999
-----------------------------------------------------
                   Gerald F. Chew

                /s/ DOUGLAS MARSHALL                   Director                   September 16, 1999
-----------------------------------------------------
                  Douglas Marshall

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  3.1      Restated Certificate of Incorporation, as amended and
           corrected through February 9, 1999.(7)
  3.2      Certificate of Amendment of Certificate of Incorporation
           dated February 9, 1999.(16)
  3.3      Certificate of Designations dated March 31, 1998, as
           corrected.(7)
  3.4      Certificate Regarding Series A Preferred Stock of the Omnis
           Technology Corporation dated February 25, 1999.(16)
  3.5      Certificate of Designations dated March 31, 1999.(14)
  3.6      Bylaws, as amended.(15)
  5.1      Legal Opinion of Landels, Ripley & Diamond, LLP
 10.1      Definitive Trust Deed dated October 26, 1983 among Blyth
           Holdings Limited, Blyth Software Limited and Geoffrey Paul
           Smith, Paul Nelson Wright and Suntrust Limited (relating to pension scheme).(1)
 10.2      Service Agreement dated July 30, 1990 between OMNIS
           Technology Corporation and David Seaman.(2)
 10.3      Deed of Guarantee dated June 1, 1993 between OMNIS
           Technology Corporation and A. Levy & Son Limited.(3)
 10.4      Form of Subscription Agreement for purchase of Units of the
           Company's securities.(3)
 10.5      Form of Stock Purchase Warrant sold to purchaser of Units of the Company's securities.(3)
 10.6      Common Stock Purchase Agreement dated March 31, 1993 between
           OMNIS Technology Corporation and General Reinsurance
           Corp.(4)
 10.7      Form of Indemnification Agreement entered into between the
           Company and all of its directors and certain of its
           officers.(4)
 10.8      OMNIS Technology Corporation Amended and Restated 1987 Stock
           Option Plan, as amended.(4)
 10.9      OMNIS Technology Corporation 1993 Directors' Warrant Plan
           and form of Director's Warrant.(9)
 10.10     OMNIS Technology Corporation 1994 Employee Stock Purchase
           Plan, as amended.(10)
 10.11     Registration Rights Agreement effective as of January 3,
           1994, between the Company and Migration Software Systems
           Limited.(4)
 10.12     Warrant to Purchase Shares of Common Stock dated January 3,
           1994 granted to Migration Software Systems Limited.(4)
 10.13     Warrant to Purchase Common Stock issued to Swartz
           Investments, Inc.(5)
 10.14     Form of Registration Rights Agreement among the Company,
           Purchasers of 8% Convertible Debentures due March 31, 1997
           and Swartz Investments, Inc.(5)
 10.15     Form of Warrant to Purchase Common Stock issued to certain persons affiliated with Swartz Investments, LLC.(6)
 10.16     Form of Registration Rights Agreement among the Company and
           Swartz Investments, LLC and its designees.(6)
 10.17     Note Purchase Agreement dated as of October 14, 1997.(7)
 10.18     Note Purchase Agreement dated as of October 31, 1997.(7)
 10.19     Series A Convertible Preferred Stock Purchase Agreement
           dated as of April 1, 1998.(7)
 10.20     Employee Agreement between the Company and Kevin Doyle dated
           April 1, 1998.(7)
 10.21     Employee Agreement between the Company and Larry Barcot
           dated April 1, 1998.(7)
 10.22     Shareholder Rights Agreement dated April 1, 1998.(7)
 10.23     The 1996 Stock Plan and form of Option Agreement.(8)

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 10.23     The 1993 Advisors' Warrant Plan and form of warrant.(9)
 10.24     Omnis Technology Corporation 1999 Stock Option Plan and form of Stock Option Agreement.(16)
 10.25     Series A Convertible Preferred Stock Purchase Agreement
           dated December 31, 1998.(13)
 10.26     Stock Purchase Agreement with Astoria Capital Partners, L.P.
           ("Astoria") dated March 31, 1999.(14)
 10.27     Common Stock Purchase Agreement with Astoria dated March 31,
           1999.(14)
 10.28     Common Stock Purchase Agreement with Gwyneth Gibbs dated
           March 31, 1999.(14)
 10.29     Common Stock Purchase Agreement with Philip and Debra
           Barrett Charitable Remainder Trust dated March 31, 1999.(14)
 10.30     Common Stock Purchase Agreement with RCJ Capital Partners
           dated March 31, 1999.(14)
 10.31     Common Stock Purchase Agreement with Rockport Group, L.P.
           dated March 31, 1999.(14)
 16.1      Letter dated November 11, 1998 from Deloitte & Touche LLP to the Securities and Exchange Commission.(12)
 21.1      Subsidiaries of the Company.(2)
 23.1      Consent of Deloitte & Touche LLP.
 23.2      Consent of Grant Thornton LLP.
 23.3      Consent of Landels, Ripley & Diamond LLP (contained in such firms opinions filed as Exhibit 5.1 hereto)
 27.1      Financial data schedule.(16)(17)

-------------------------
 (1) Incorporated by reference to the Annual Report on Form 10-K filed by the Company with the Commission on July 13, 1990.

 (2) Incorporated by reference to the Annual Report on Form 10-K filed by the Company with the Commission on June 28, 1991.

 (3) Incorporated by reference to the Annual Report on Form 10-K filed by the Company with the Commission on June 26, 1992.

 (4) Incorporated by reference to the Annual Report filed by the Company with the Commission on June 28, 1994.

 (5) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on April 7, 1995.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

 (7) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on June 16, 1998.

 (8) Incorporated herein by reference to the Registrant's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 1997, filed by the Registrant with the Commission on July 29, 1997.

 (9) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (Registration Number 33-81008) filed June 30, 1994.

 (10) Incorporated herein by reference to the Registrant's Registration Statement on Form S-8 (Registration Number 333-38449) filed October 22, 1997.

 (11) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on March 19, 1998.

 (12) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on November 12, 1998.

 (13) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on January 15, 1999.

 (14) Incorporated by reference to the Current Report on Form 8-K filed by the Company with the Commission on April 5, 1999.

 (15) Incorporated herein by reference to the Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 1998, filed by the Company with the Commission on June 29, 1998.

 (16) Incorporated herein by reference to the Annual Report on Form 10-KSB, as amended, for the fiscal year ended March 31, 1999, filed by the Company with the Commission on July 29, 1999.

 (17) Incorporated herein by reference to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, filed by the Company with the Commission on August 16, 1999.